As filed with the Securities and Exchange Commission on September 23, 2004
Registration No. 333-113487

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Emulex Corporation

(Exact name of Registrant as specified in its charter)

3333 Susan Street

Costa Mesa, California 92626
(714) 662-5600
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Delaware	51-0300558
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

PAUL F. FOLINO

Chairman and Chief Executive Officer
Emulex Corporation
3333 Susan Street
Costa Mesa, California 92626
(714) 662-5600
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Robert M. Steinberg, Esq.
Jeffer, Mangels, Butler & Marmaro LLP
1900 Avenue of the Stars, 7th Floor
Los Angeles, California 90067
(310) 203-8080
Fax: (310) 203-0567

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated September 23, 2004

PROSPECTUS

$517,500,000

Emulex Corporation

0.25% Convertible Subordinated Notes

Due December 15, 2023
and
11,979,193 Shares of Common Stock
Issuable Upon Conversion of the Notes

     We issued the notes in private placements in December 2003 and January 2004. This prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of their notes. We will not receive any proceeds from the sale of the notes or the common stock issuable upon conversion of the notes by the selling securityholders.

     We will pay interest on the notes on June 15 and December 15 of each year. We made the first interest payment on June 15, 2004. The notes will mature on December 15, 2023. Holders may require us to repurchase for cash all or part of their notes on December 15, 2006, December 15, 2008, December 15, 2013 or December 15, 2018 or upon a change of control at the prices set forth in this prospectus.

     We may not redeem the notes prior to December 20, 2008. From December 20, 2008 to December 19, 2010, we may redeem the notes for cash at any time as a whole, or from time to time in part, at a redemption price equal to 100% of the principal amount of notes plus accrued and unpaid interest, and additional interest, if any, to, but excluding, the redemption date only if the closing price of our common stock for 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the redemption notice exceeds 120% of the conversion price in effect on such trading day. We may also redeem the notes for cash in whole, or from time to time in part, at any time on or after December 20, 2010 at 100% of the principal amount of the notes plus accrued and unpaid interest, and additional interest, if any.

     The notes are convertible prior to the maturity date into shares of our common stock at an initial conversion price of $43.20 per share, subject to adjustment for certain events, upon the occurrence of any of the following:

•	prior to December 15, 2021, on any date during any fiscal quarter (and only during such fiscal quarter) after the fiscal quarter ending December 31, 2003 if the closing sale price of our common stock was more than 120% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last day of the previous fiscal quarter;

•	on or after December 15, 2021, at all times on or after any date on which the closing sale price of our common stock is more than 120% of the then current conversion price of the notes;

•	if we elect to redeem the notes on or after December 20, 2008;

•	upon the occurrence of specified corporate transactions or significant distributions to holders of our common stock, as described in this prospectus; or

•	subject to specified exceptions, for the ten business day period after any five consecutive trading day period in which the average trading prices for the notes for such five trading day period was less than 98% of the average conversion value of the notes during that period.

The initial conversion price is equivalent to a conversion rate of approximately 23.1482 shares per $1,000 principal amount of notes.

     The notes are subordinated to our existing and future senior indebtedness and effectively subordinated to all indebtedness and other liabilities of our subsidiaries. Our common stock is quoted on the New York Stock Exchange under the symbol “ELX.” The last reported sale price of our common stock on September 21, 2004 was $13.65 per share.

     Investing in our notes and common stock involves risks. Prospective purchasers of our notes and shares of common stock should carefully read the risk factors beginning on page 5 and the sections entitled “Risk Factors” in the documents we file with the Securities and Exchange Commission that are incorporated by reference in this prospectus.

     Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is September 23, 2004

WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF THE NOTES
DESCRIPTION OF CAPITAL STOCK
U.S. FEDERAL TAX CONSIDERATIONS
LEGAL MATTERS
EXPERTS
SIGNATURES
INDEX TO EXHIBITS
EXHIBIT 12.1
EXHIBIT 23.1
EXHIBIT 23.3

i

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC, under the Securities and Exchange Act of 1934, as amended, or Exchange Act. You may read and copy this information at the SEC’s public reference room at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s Web site at www.sec.gov and through Emulex’s Web site at www.emulex.com. However, the information on the SEC’s and Emulex’s Web sites does not constitute a part of this prospectus. You can also inspect reports and other information about us at the offices of the New York Stock Exchange, Inc., 22 Broad Street, New York, New York 10005.

      This prospectus is part of a registration statement on Form S-3 that we filed with the SEC and omits portions of the information contained in the registration statement as permitted by the SEC. Additional information regarding us and our common stock is contained in the registration statement. You can obtain a copy of the registration statement from the SEC at the street address or Web sites listed in the above paragraph.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus except for any information superseded by information contained directly in this prospectus or in later-filed documents incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the time that all of the securities offered by this prospectus are sold:

•	our Annual Report on Form 10-K for the fiscal year ended June 27, 2004;

•	our proxy statement relating to our 2003 annual meeting of stockholders;

•	our Current Report on Form 8-K, filed on November 28, 2003;

•	our Current Report on Form 8-K/A, filed on January 27, 2004;

•	our Current Report on Form 8-K, filed on September 23, 2004;

•	the description of our common stock contained in our registration statement on Form 8-A filed June 12, 2002 pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purposes of updating such description; and

•	the description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A dated June 12, 2002, including any amendments or reports filed for the purposes of updating such description.

      A copy of these filings will be provided to you at no cost if you request them by writing or telephoning us at the following address:

Emulex Corporation

3333 Susan Street
Costa Mesa, California 92626
Attention: Investor Relations
Phone: (714) 662-5600

      Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into this document.

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Discussion contained in this prospectus and other reports and statements filed by us from time to time with the SEC (the “SEC Filings”),contain or may contain certain forward-looking statements and information that are based on the beliefs of our management as well as estimates and assumptions made by, and information currently available to, our management. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements reflect the views of our management at the time such statements are made and are subject to a number of risks, uncertainties, estimates and assumptions, including, without limitation, in addition to those identified in the text surrounding such statements, those identified under the heading “Risk Factors” and elsewhere in this prospectus and in the other SEC Filings. Should any one or more of these risks or uncertainties materialize, or the underlying estimates or assumptions prove incorrect, actual results may vary significantly from those expressed in the forward-looking statements, and there can be no assurance that the forward-looking statements contained in this prospectus and the SEC Filings will in fact occur.

      We generally identify forward-looking statements by words such as “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or similar terms that refer to the future. These forward-looking statements include, but are not limited to, statements that relate to:

•	our future revenue;

•	product development;

•	demand, acceptance and market share;

•	competitive products and pricing;

•	manufacturing efficiencies;

•	gross margins;

•	the successful integration of current or future acquisitions;

•	levels of research and development and operating expenses;

•	future sales of products to our customers;

•	management’s plans and objectives for current and future operations; and

•	the sufficiency of financial resources to support future operations and capital expenditures.

      These forward looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Our actual results, levels of activity, performance or achievements may be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

SUMMARY

      The following summary highlights selected information from this prospectus and does not contain all the information that may be important to you. You should read the entire prospectus, as well as the information to which we refer you and the information incorporated by reference, before making an investment decision. When used in this prospectus, the terms “Emulex,” “we,” “our” and “us” refer to Emulex Corporation and its consolidated subsidiaries, unless otherwise specified. All references in this prospectus to years refer to our fiscal years ended July 2, 2000, July 1, 2001, June 30, 2002, June 29, 2003 and June 27, 2004, as applicable, unless the calendar year is specified.

Emulex Corporation

      We are a leading designer, developer and supplier of a broad line of storage networking host bus adapters, or HBAs, and application-specific computer chips, or ASICs, that provide connectivity solutions for storage area networks, or SANs, network attached storage, or NAS, and redundant array of independent disks, or RAID, storage. HBAs are the data communication products that enable servers to connect to storage networks by offloading communication processing tasks as information is delivered and sent to the network. Our products are based on internally developed ASIC and embedded firmware and software technology, and offer support for a wide variety of SAN protocols, configurations, system interfaces and operating systems. Our architecture offers customers a stable applications program interface, or API, that has been preserved across multiple generations of adapters and to which many of the world’s leading original equipment manufacturers, or OEMs, have customized software for mission-critical server and storage system applications.

      Recently, the majority of our revenues have been comprised of products based on Fibre Channel technology. Our Fibre Channel development efforts began in 1992 and we shipped our first Fibre Channel product in volume in 1996. According to IDC and Dataquest, in calendar 2001 and 2002 (and in calendar 2003, according to IDC) we were the world’s largest provider of Fibre Channel host bus adapters, in terms of both revenue and units shipped. In March 2001, we acquired Giganet, Inc., a leading developer of storage networking products based on Ethernet and Internet Protocol, or IP, technologies. Our strategy with this acquisition is to leverage Giganet’s technology and extend our market-leading HBA APIs into Internet Small Computer Systems Interface, or iSCSI, and Virtual Interface, or VI, based storage networking market sectors.

      In November 2003, we acquired Vixel Corporation, a leading provider and innovator of embedded storage connectivity technologies for storage solution providers. Vixel’s embedded storage switching and storage networking products target OEM requirements for improved reliability, availability and serviceability in next-generation storage arrays, tape libraries and network attached storage appliances, while also delivering high performance and scalability. Vixel’s products have been deployed by leading solution providers such as HP, Apple, Network Appliance, Fujitsu, NEC, Xyratex, Sun Microsystems, Avid Technologies and BlueArc. We completed the acquisition of Vixel by means of a cash tender offer and a subsequent short-form merger through which we effectively purchased all outstanding shares of Vixel’s common stock, and warrants to purchase shares of Vixel’s common stock, for $10.00 per share, or a total of $298 million. In addition, we issued 2.2 million stock options with a fair market value of approximately $47.5 million in exchange for the Vixel options we assumed for a total acquisition value of $352.7 million.

      We have secured significant customer relationships with the world’s leading storage and server suppliers, including Dell, EMC, Fujitsu-Siemens, Groupe Bull, Hewlett-Packard, Hitachi Data Systems, IBM, NEC, Network Appliance and Unisys. In addition, we include industry leaders Brocade, Intel, INRANGE, Legato, McDATA, Microsoft, and Veritas among our strategic partners.

      Our executive offices are located at 3333 Susan Street, Costa Mesa, California 92626; Phone: (714) 662-5600.

The Offering

      The following is a brief description of certain terms of this offering. For a more complete description of the terms of the notes, see “Description of Notes” in this prospectus.

Securities Offered	$517,500,000 principal amount of 0.25% Convertible Subordinated Notes due December 15, 2023, plus 11,979,193 shares of our common stock issuable upon conversion of the notes.

Interest	0.25% per year on the principal amount, payable semi-annually on June 15 and December 15, beginning on June 15, 2004.

Maturity	December 15, 2023.

Conversion Rights	Unless we have previously redeemed or purchased the notes, you will have the right, at your option, to convert your notes, in whole or in part, into shares of our common stock at any time on or prior to the close of business on the maturity date, subject to adjustments described herein, at a conversion rate of approximately 23.1482 shares of common stock per $1,000 principal amount of notes (which is equivalent to a conversion price of $43.20 per share), under any of the following circumstances:

• prior to December 15, 2021, on any date during any fiscal quarter (and only during such fiscal quarter) after the fiscal quarter ending December 31, 2003, if the closing sale price of our common stock was more than 120% of the then current conversion price of the note for at least 20 trading days in the period of the 30 consecutive trading days ending on the last day of the previous fiscal quarter;

• on or after December 15, 2021, at all times on or after any date on which the closing sale price of our common stock is more than 120% of the then current conversion price of the notes;

• until the close of business on the business day prior to the redemption date, if we elect to redeem the notes on or after December 20, 2008;

• upon the occurrence of specified corporate transactions or significant distributions to holders of our common stock, as described in this prospectus; or

• for the ten business day period after any five consecutive trading day period in which the average trading prices for the notes for such five trading day period was less than 98% of the average conversion value (as defined under “Description of Notes”) for the notes during that period; provided, that you may not convert your notes pursuant to this clause if, at the time of calculation, the closing sale price of shares of our common stock is greater than or equal to the then current conversion price of the notes and less than or equal to 120% of the then current conversion price of the notes.

The conversion rate may be adjusted for certain reasons, but will not be adjusted for accrued interest. Upon conversion, a holder will not receive any payment representing accrued interest,

subject to certain exceptions. See “Description of Notes — Conversion Rights.”

Sinking Fund	None.

Provisional Redemption	Prior to December 20, 2008, the notes are not redeemable. From December 20, 2008 to December 19, 2010, we may redeem the notes for cash at any time as a whole, or from time to time in part, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, and additional interest, if any, to, but excluding, the redemption date only if the closing price of our common stock for 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the redemption notice exceeds 120% of the conversion price in effect on such trading day. We will give at least 20 days’ but not more than 60 days’ notice of redemption by mail to holders of notes. Notes or portions of the notes called for redemption will be convertible by the holder until the close of business on the business day prior to the redemption date. See “Description of Notes — Provisional Redemption.”

Optional Redemption	On or after December 20, 2010, we may redeem the notes for cash in whole, or from time to time in part, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, and additional interest, if any, to, but excluding, the redemption date. In each case we will give holders at least 20 days’ but not more than 60 days’ notice of redemption by mail to holders of notes. See “Description of Notes — Optional Redemption.”

Purchase of the Notes at the Option of the Holder on a Specified Date	You may require us to purchase for cash all or a portion of your notes on December 15, 2006, December 15, 2008, December 15, 2013 or December 15, 2018 at a purchase price equal to 100% of the principal amount of the notes being purchased, plus accrued and unpaid interest, and additional interest, if any, to, but excluding, the purchase date. See “Description of Notes — Purchase at Option of the Holder.”

Purchase of the Notes at Option of the Holder upon a Change in Control	Upon a change in control, each holder of the notes may require us to purchase for cash all or a portion of such holder’s notes at a price equal to 100% of the principal amount of the notes being purchased, plus accrued and unpaid interest, and additional interest, if any, on such notes to, but excluding, the date of purchase. See “Description of Notes — Purchase at Option of Holders Upon a Change in Control.”

Ranking	The notes will be unsecured and subordinate to all of our existing and future senior indebtedness. The notes will be effectively subordinated to any existing and future secured indebtedness, as to the assets securing such indebtedness, and to all indebtedness and other liabilities of our subsidiaries. Because the notes are subordinated, in the event of bankruptcy, liquidation, dissolution or acceleration of payment on the senior indebtedness, holders of the notes generally will not receive any payment until holders of the senior indebtedness have been paid in full. The indenture will not limit our ability to incur senior indebtedness or other obligations.

On June 27, 2004, we had no outstanding senior indebtedness. Our subsidiaries had approximately $55.0 million of outstanding liabilities (excluding intercompany liabilities), which are effectively senior to the notes. In addition, as of June 27, 2004 we had approximately $17.0 million in subordinated debt, which ranked equally with the notes being offered pursuant to the prospectus.

DTC Eligibility	The notes were issued in fully registered book-entry form and are represented by one or more permanent global notes without coupons. The global notes have been deposited with the trustee as a custodian for DTC and are registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in global notes are shown on, and transfers thereof are effected only through, records maintained by DTC and its direct and indirect participants, and your interest in any global note may not be exchanged for certificated notes, except in limited circumstances described in this prospectus. See “Description of Notes — Global Notes; Book-Entry; Form.”

Registration Rights	Pursuant to a registration rights agreement, we have filed a shelf registration statement, of which this prospectus is a part, with the SEC with respect to the notes and the common stock issuable upon conversion of the notes. See “Description of the Notes — Registration Rights.”

Trading	The notes are eligible for trading in the PORTAL market. However, we can give no assurance as to the liquidity of or trading market for the notes. Our common stock is traded on the New York Stock Exchange under the symbol “ELX.”

Use of Proceeds	We will not receive any of the proceeds of the resale of the notes by the selling securityholders or the common stock into which the notes may be converted.

Risk Factors

      Investment in the notes involves risk. You should carefully consider the information under “Risk Factors” and all other information included in this prospectus and our SEC reports before investing in the notes and the common stock into which the notes are convertible offered through this prospectus.

RISK FACTORS

      You should carefully consider the risks described below. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment. (All dollar amounts in this risk factors section are in thousands, except share and per share data.)

Risks Related to Our Business

A downturn in information technology spending in general or spending on computer and storage systems in particular could adversely affect our revenues and results of operations.

      The demand for our Fibre Channel products, which represented approximately substantially all of our net revenues for the year ended June 27, 2004, has been driven by the demand for high-performance storage networking products and solutions that support enterprise computing applications, including on-line transaction processing, data mining, data warehousing, multimedia and Internet applications. Any significant downturn in demand for such products, solutions and applications, such as the slowdown experienced beginning in early 2001 and tepid demand experienced in the fourth fiscal quarter of 2004 from two of our customers, could adversely affect our business, results of operations and financial condition. The adverse effects of any sustained downturn in information technology spending on our operating results may be exacerbated by our research and development investments, strategic investments and merger and acquisition activity, as well as customer service and support, which are expected to continue despite any such downturn.

Our business depends upon the continued growth of the Fibre Channel storage networking market, and our business will be adversely affected if such growth does not occur or occurs more slowly than we anticipate.

      The size of our potential market is largely dependent upon the broadening acceptance of our Fibre Channel storage networking technologies, as well as the overall demand for storage. We believe that our investment in the Fibre Channel storage networking market represents our greatest opportunity for revenue growth and profitability for the foreseeable future. However, the market for Fibre Channel storage networking products may not gain broader acceptance and customers may choose alternative technologies and/or products supplied by other companies. Recently, interest has re-emerged for iSCSI storage networking solutions, which may satisfy some I/O connectivity requirements through standard Ethernet adapters and software at little to no incremental cost to end users. Such iSCSI solutions are likely to compete with Fibre Channel solutions, particularly in the low end of the market. Additionally, since our products are sold as parts of integrated systems, demand for our products is driven by the demand for these integrated systems, including other companies’ complementary products. A lack of demand for the integrated systems or a lack of complementary products required for these integrated systems could have a material adverse effect on our business, results of operations and financial condition. If the Fibre Channel storage networking market does not grow, or grows more slowly than we anticipate, attracts more competitors than we expect, as discussed below, or if our products do not achieve continued market acceptance, our business, results of operations and financial condition could be materially adversely affected.

Because a significant portion of our revenues are generated from sales to a limited number of customers, none of which are the subject of exclusive or long-term contracts, the loss of one or more of these customers, or our customers’ failure to make timely payments to us, could adversely affect our business.

      We rely almost exclusively on original equipment manufacturers, or OEMs, and sales through distribution channels for our revenue. For the year ended June 27, 2004, we derived approximately 64 percent of our net revenues from OEMs and 36 percent from sales through distribution. Furthermore, because the majority of our sales through distribution channels consists of OEM products, OEM customers effectively generated more than 87 percent of our revenue for the year ended June 27, 2004. We may be unable to retain our current OEM and distributor customers or to recruit additional or replacement customers.

      Although we have attempted to expand our base of customers, including customers for embedded switching products, we believe our revenues in the future will continue to be similarly derived from a limited number of customers, especially in light of the continuing consolidation the industry has experienced. As a result, to the extent that sales to any of our significant customers do not increase in accordance with our expectations or are reduced or delayed, as occurred with two of our OEM customers during the fourth fiscal quarter of 2004, our business, results of operations and financial condition could be materially adversely affected.

      As is common in the technology industry, our agreements with OEMs and distributors are typically non-exclusive, have no volume commitments, and often may be terminated by either party without cause. It is increasingly commonplace for our OEM and distributor customers to utilize or carry competing product lines. If we were to lose business from one or more significant OEM or distributor customers to a competitor, our business, results of operations and financial condition could be materially adversely affected. In addition, our OEMs may elect to change their business practices in ways that affect the timing of our revenues, which may materially adversely affect our business, results of operations and financial condition.

Our markets are highly competitive and our business and results of operations may be adversely affected by entry of new competitors into the markets, aggressive pricing and the introduction or expansion of competitive products and technologies.

      The markets for our products are highly competitive and are characterized by rapid technological advances, price erosion, frequent new product introductions and evolving industry standards. We expect that our markets will continue to attract new competition. Our current and potential competition consists of major domestic and international companies, some of which have substantially greater financial, technical, marketing and distribution resources than we have. Additional companies, including but not limited to our suppliers, strategic partners, OEM customers and emerging companies, may enter the markets for our storage networking products and new or stronger competitors may emerge as a result of consolidation movements in the marketplace. Additionally, our existing competitors continue to introduce products with improved price/performance characteristics, and we have to do the same to remain competitive. Increased competition could result in increased price competition, reduced revenues, lower profit margins or loss of market share, any of which could have a material adverse effect on our business, results of operations and financial condition.

      Alternative legacy technologies such as SCSI and port bypass circuits compete with our Fibre Channel I/O and embedded switch products, respectively, for customers. Our success depends in part on our own ability and on the ability of our OEM customers to develop storage networking solutions that are competitive with these alternative legacy technologies. Additionally, in the future other technologies that we are not currently developing may evolve to address the storage networking applications currently served by our Fibre Channel product line today, reducing our market opportunity.

Our operating results are difficult to forecast and could be adversely affected by many factors, and our stock price may decline if our results fail to meet expectations.

      Our revenues and results of operations have varied on a quarterly basis in the past and may vary significantly in the future. Accordingly, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful, and you should not rely on such comparisons as indications of our future performance. We may be unable to maintain our current levels of growth or profitability in the future. Our revenues and results of operations are difficult to forecast and could be adversely affected by many factors, including, among others:

•	changes in the size, mix, timing and terms of OEM and other customer orders, such as those experienced with tepid demand from two OEM customers in the fourth fiscal quarter of 2004;

•	changes in the sales and deployment cycles for our products and/or desired inventory levels for our products;

•	acquisitions or strategic investments by our customers, competitors or us;

•	the timing and market acceptance of new or enhanced product introductions by us, our OEM customers and our competitors;

•	market share losses or difficulty in gaining incremental market share growth;

•	fluctuations in product development, procurement, resource utilization and other operating expenses;

•	component shortages experienced by us, or reduced demand from our customers if our customers are unable to acquire components used in conjunction with our products in their deployments;

•	the inability of our electronics manufacturing service providers to produce and distribute our products in a timely fashion;

•	difficulties with updates, changes or additions to our information technology systems;

•	changes in general social and economic conditions, including but not limited to terrorism, public health and slower than expected market growth, with resulting changes in customer technology budgeting and spending;

•	changes in technology, industry standards or consumer preferences;

•	seasonality; and/or

•	changes in our accounting or other policies resulting from the adoption of new laws, regulations or pronouncements.

As a result of these and other unexpected factors or developments, we expect that in the future operating results will be from time to time below the expectations of investors or market analysts, which would have a material adverse effect on our stock price.

Our relatively small backlog of unfilled orders, possible customer delays or deferrals and our tendency to generate a large percentage of our quarterly sales near the end of the quarter contribute to possible fluctuations in our operating results that could have an adverse impact on our results of operations and stock price.

      Historically, we have generally shipped products quickly after we receive orders, meaning that we do not always have a significant backlog of unfilled orders. As a result, our revenues in a given quarter may depend substantially on orders booked during that quarter. Alternatively, orders already in backlog may be deferred or cancelled. Also, we have typically generated a large percentage of our quarterly revenues in the last month of the quarter. Because our expense levels are largely based on our expectations of future sales, in the event we experience unexpected decreases in sales, our expenses may be disproportionately large relative to our revenues and we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. A material shortfall in sales in relation to our quarterly expectations or any delay, deferral or cancellation of customer orders would likely have an immediate and adverse impact on our results of operations and may adversely affect our stock price.

Our industry is subject to rapid technological change, and we must keep pace with the changes to successfully compete.

      The markets for our products are characterized by rapidly changing technology, evolving industry standards and the frequent introduction of new products and enhancements. Our future success depends in large part on our ability to enhance our existing products and to introduce new products on a timely basis to meet changes in customer preferences and evolving industry standards. Currently, new and proposed technologies such as four, eight and ten gigabit per second, or Gbps, Fibre Channel solutions; Infiniband; PCI-X 2.0; PCI Express; iSCSI; Serial ATA, or SATA; Serial Attached SCSI, or SAS; and Remote Direct Memory Access, or RDMA; are in development by many companies and their ultimate acceptance and deployment in the market is uncertain. We are developing some, but not all of these technologies, and we cannot be sure that the technologies we chose to develop will achieve market acceptance, or that technologies that we chose not to develop will be available to purchase or license from third parties or will be immaterial to our business. Furthermore, if our products are not available in time for the qualification cycle at an OEM it may be up to three years, if ever, before another qualification cycle is available to us. If we are unable, for technological or other reasons, to develop new products, enhance or sell existing products, or consume existing products in a timely and cost-effective manner in response to technological and market changes, our business, results of operations and financial condition may be materially adversely affected.

We have experienced losses in our history and may experience losses in our future that may adversely affect our stock price and financial condition.

      We have experienced losses in our history. Any losses, including losses caused by impairment of goodwill, may adversely affect the perception of our business by analysts and investors, which could adversely affect our stock price. To the extent that we are unable to generate positive operating profits and positive cash flow from operations, our financial condition may be materially adversely affected.

The migration of our customers toward newer product platforms may have a significant adverse effect.

      As our customers migrate from one platform to the enhanced price/performance of the next platform, we may experience reduced revenue, gross profit or gross margin levels associated with lower average selling prices or higher relative product costs associated with improved performance. While we regularly compare forecasted demand for our products against inventory on hand and open purchase commitments, to the extent that customers migrate more quickly than anticipated, the corresponding reduction in demand for older product platforms may result in obsolete inventory and related charges which could have a material adverse effect on our financial condition and results of operations.

Any failure of our OEM customers to keep up with rapid technological change and successfully market and sell systems that incorporate new technologies could adversely affect our business.

      Our revenues depend significantly upon the ability and willingness of our OEM customers to commit significant resources to develop, promote and deliver products that incorporate our technology. In addition, if our customers’ products are not commercially successful, it would have a material adverse effect on our business, results of operations and financial condition.

Rapid changes in the evolution of technology, including the unexpected extent or timing of the transition from HBA solutions or embedded switch box solutions to lower-priced ASIC solutions, could adversely affect our business.

      Historically, the electronics industry has developed higher performance ASICs that create chip level solutions that replace selected board level or box level solutions at a significantly lower average selling price. We have previously experienced this trend and expect it to continue in the future. If this transition is more abrupt or is more widespread than anticipated, there can be no assurance that we will be able to modify our business model in a timely manner, if at all, in order to mitigate the effects of this transition on our business, results of operations and financial position.

If customers elect to utilize lower-end HBAs in higher-end environments or applications, our business could be negatively affected.

      We supply three families of HBAs that target separate high-end, mid-range and small and medium-sized business, or SMB, markets. Historically, the majority of our Fibre Channel revenue has come from our high-end server and storage solutions. In recent quarters, an increasing percentage of revenue has come from midrange server and storage solutions, which typically have lower average selling prices than our high-end server and storage solutions. In the future, increased revenues are expected to come from SMB server and storage solutions, which also have lower average selling prices. If customers elect to utilize lower-end HBAs in higher-end environments or applications, our business could be negatively affected.

A decrease in the average unit selling prices and/or an increase in the manufactured cost of our products could adversely affect our revenue, gross margins and financial performance.

      In the past, we have experienced downward pressure on their average unit selling prices. We may provide pricing discounts to customers based upon volume purchase criteria, and achievement of such discounts may reduce our average unit selling prices. To the extent that growth in unit demand fails to offset decreases in average unit selling prices, our revenues and financial performance could be materially adversely affected. Although historically we have achieved offsetting cost reductions, to the extent that average unit selling prices of our products decrease without a corresponding decrease in the costs of such products, our gross margins and financial performance could be materially adversely affected. Furthermore, if the manufactured cost of our products were to increase due to inflation or other factors, our gross margins and financial performance could be materially adversely affected.

Delays in product development could adversely affect our business.

      We have experienced delays in product development in the past and may experience similar delays in the future. Prior delays have resulted from numerous factors, such as:

•	difficulties in hiring and retaining necessary employees and independent contractors;

•	difficulties in reallocating engineering resources and other resource limitations;

•	unanticipated engineering or manufacturing complexity, including from third-party suppliers of intellectual property including foundries of our ASICs;

•	undetected errors or failures in software and hardware;

•	changing OEM product specifications;

•	delays in the acceptance or shipment of products by OEM customers; and/or

•	changing market or competitive product requirements.

Given the short product life cycles in the markets for our products and the relatively long product development cycles, any delay or unanticipated difficulty associated with new product introductions or product enhancements could have a material adverse effect on our business, results of operations and financial condition.

Our joint development activities may result in products that are not commercially successful or that are not available in a timely fashion.

      We have engaged in joint development projects with third parties in the past and we expect to continue doing so in the future. Joint development can magnify several risks for us, including the loss of control over development of aspects of the jointly developed products and over the timing of product availability. Accordingly, we face increased risk that joint development activities will result in products that are not commercially successful or that are not available in a timely fashion.

      During April 2003 we announced a joint development activity with Intel Corporation relating to storage processors that integrate SATA, SAS and Fibre Channel interfaces within a single architecture. Under the agreement, we will develop the protocol controller hardware, firmware and drivers. Intel will integrate its Intel® XscaleTM microarchitecture as the core technology for the new processors and will manufacture the processors on its 90-nanometer process technology. This activity has risks resulting from unproven new-generation manufacturing technology, from the licensing of technology to Intel and from increased development costs.

A change in our business relationships with our third-party suppliers or our electronics manufacturing service providers could adversely affect our business.

      We rely on third-party suppliers for components and the manufacture of our products, and we have experienced delays or difficulty in securing components and finished goods in the past. Delays or difficulty in securing components or finished goods may be caused by numerous factors including, but not limited to:

•	discontinued production by a supplier;

•	required long-term purchase commitments;

•	undetected errors, failures or production quality issues;

•	timeliness of product delivery;

•	sole sourcing;

•	financial stability and viability of our suppliers and electronics manufacturing service, or EMS, providers;

•	changes in business strategies of our suppliers and EMS providers;

•	increases in manufacturing costs due to lower volumes or more complex manufacturing process than anticipated;

•	disruption in shipping channels;

•	natural disasters;

•	inability or unwillingness of our suppliers or EMS providers to continue their business with us;

•	environmental, tax or legislative changes in the location where our products are produced;

•	difficulties associated with foreign operations; and/or

•	market shortages.

There is a risk that we will not be able to retain our current suppliers or change to alternative suppliers. An interruption in supply, the cost of shifting to a new supplier or EMS providers or the cost associated with a long-term purchase commitment could have a material adverse effect on our business, results of operations and financial condition.

If our intellectual property protections are inadequate, it could adversely affect our business.

      We believe that our continued success depends primarily on continuing innovation, marketing and technical expertise, as well as the quality of product support and customer relations. At the same time, our success is partially dependent on the proprietary technology contained in our products. We currently rely on a combination of patents, copyrights, trademarks, trade secret laws and contractual provisions to establish and protect our intellectual property rights in our products. For a more complete description of our intellectual property, you should read “Business — Intellectual Property” contained elsewhere herein.

      We cannot be certain that the steps we take to protect our intellectual property will adequately protect our proprietary rights, that others will not independently develop or otherwise acquire equivalent or superior technology, or that we can maintain such technology as trade secrets. In addition, the laws of some of the countries in which our products are or may be developed, manufactured or sold may not protect our products and intellectual property rights to the same extent as the laws of the United States or at all. Furthermore, we enter into various development projects and arrangements with other companies. In some cases, these arrangements allow for the sharing or use of our intellectual property. Our failure to protect our intellectual property rights could have a material adverse effect on our business, results of operations and financial condition.

      For more information on legal proceedings related to Emulex, see Part I, Item 3.

      Ongoing lawsuits present risks inherent in disputes of this type, any of which could have a material adverse effect on our business, financial condition or results of operations. Such potential risks include the continuing expenses of litigation, the risk of loss of patent rights, the risk of injunction against the sale of products incorporating the technology in question, counterclaims and attorneys’ fee liability.

Third-party claims of intellectual property infringement could adversely affect our business.

      We believe that our products and technology do not infringe on the intellectual property rights of others or upon intellectual property rights that may be granted in the future pursuant to pending applications. We occasionally receive communications from third parties alleging patent infringement, and there is always the chance that third parties may assert infringement claims against us. Any such claims, with or without merit, could result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements, which may or may not be available. However, we have in the past obtained, and may be required in the future to obtain, licenses of technology owned by other parties. We cannot be certain that the necessary licenses will be available or that they can be obtained on commercially reasonable terms. If we were to fail to obtain such royalty or licensing agreements in a timely manner and on reasonable terms, our business, results of operations and financial condition would be materially adversely affected.

The inability to attract, or the loss of or increased cost of key managerial and technical personnel could adversely affect our business.

      Our success depends to a significant degree upon the performance and continued service of key managers as well as engineers involved in the development of our storage networking technologies and technical support of our storage networking products and customers. Competition for such highly skilled employees in the communities in which we operate, as well as our industry is intense, and we cannot be certain that we will be successful in recruiting, training and retaining such personnel. In addition, employees may leave our company and subsequently compete against us. Also, many of these key managerial and technical personnel receive stock options. New regulations, volatility in the stock market and other factors could diminish the value of our stock options, putting us at a competitive disadvantage and forcing us to use more cash compensation. If we are unable to attract new managerial and technical employees, or are unable to retain our current key managerial and technical employees, or are forced to use more cash compensation to retain key personnel, our business, results of operations and financial condition could be materially adversely affected.

Our international business activities subject us to risks that could adversely affect our business.

      For the year ended June 27, 2004, sales in the United States accounted for 56 percent of our total net revenues, sales in Europe accounted for 34 percent of our total net revenues, and sales in the Pacific Rim countries accounted for 10 percent of our total net revenues. We expect that our sales will be similarly distributed for the foreseeable future. All of our sales are currently denominated in U.S. dollars. As a result, if the value of the U.S. dollar increases relative to foreign currencies, our products could become less competitive in international markets. Additionally, a significant portion of our products is produced at our EMS providers’ production facilities in Valencia, Spain and Guadalajara, Mexico. In the future, product will also be produced in Malaysia. As a result, we are subject to the risks inherent in international operations. Our international business activities could be affected, limited or disrupted by a variety of factors, including:

•	the imposition of or changes in governmental controls, taxes, tariffs, trade restrictions and regulatory requirements;

•	the costs and risks of localizing products for foreign countries;

•	longer accounts receivable payment cycles;

•	changes in the value of local currencies relative to our functional currency;

•	import and export restrictions;

•	loss of tax benefits due to international production;

•	general economic and social conditions within foreign countries;

•	taxation in multiple jurisdictions; and/or

•	political instability, war or terrorism.

All of these factors could harm future sales of our products to international customers or future production outside of the United States of our products, and have a material adverse effect on our business, results of operations and financial condition.

Potential acquisitions or strategic investments may be more costly or less profitable than anticipated and may adversely affect the price of our company stock.

      We may pursue acquisitions or strategic investments that could provide new technologies, products or service offerings. Future acquisitions or strategic investments may negatively impact our results of operations as a result of operating losses incurred by the acquired entity, the use of significant amounts of cash, potentially dilutive issuances of equity or equity-linked securities, incurrence of debt or amortization of intangible assets with determinable lives. Furthermore, we may incur significant expenses pursuing acquisitions or strategic investments that ultimately may not be completed. Moreover, to the extent that any proposed acquisition or strategic investment is not favorably received by stockholders, analysts and others in the investment community, the price of our common stock could be adversely affected. In addition, acquisitions or strategic investments involve numerous risks, including:

•	difficulties in the assimilation of the operations, technologies, products and personnel of the acquired company;

•	purchased technology is not adopted by customers in the way or the time frame we anticipated;

•	the diversion of management’s attention from other business concerns;

•	risks of entering markets in which we have no or limited prior experience;

•	A strategic investment could result in a minority interest in a company that could have an impact on our results;

•	risks related to the effect that the acquired company’s internal control processes might have on our financial reporting and management’s report on our internal controls over financial reporting; and/or

•	the potential loss of key employees of the acquired company.

In the event that an acquisition or strategic investment does occur and we are unable to obtain anticipated profits or successfully integrate operations, technologies, products or personnel that we acquire, our business, results of operations and financial condition could be materially adversely affected.

Our stock price is volatile, which has and may result in lawsuits against us and our officers and directors.

      The stock market in general and the stock prices in technology-based companies in particular have experienced extreme volatility that often has been unrelated to the operating performance of any specific public company. The market price of our common stock has fluctuated in the past and is likely to fluctuate in the future as well. For example, during the first eight months of calendar year 2004 the sales price of our common stock ranged from a low of $9.26 per share to a high of $31.30 per share. Factors that could have a significant impact on the market price of our common stock include, but are not limited to, the following:

•	quarterly variations in customer demand and operating results;

•	announcements of new products by us or our competitors;

•	the gain or loss of significant customers or design wins;

•	changes in analysts’ earnings estimates;

•	changes in analyst recommendations, price targets or other parameters that may not be related to earnings estimates;

•	rumors or dissemination of false information;

•	pricing pressures;

•	short selling of our common stock;

•	dilution resulting from conversion of outstanding convertible subordinated notes into shares of our common stock;

•	general conditions in the computer, storage or communications markets; and/or

•	events affecting other companies that investors deem to be comparable to us.

In the past, companies, including us, that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If we were to be the subject of similar litigation in the future or experience unfavorable outcomes in any of our pending litigation, as discussed in Item 3. Legal Proceedings contained elsewhere herein, it could have a material adverse effect on our results of operations and financial condition.

Terrorist activities and resulting military and other actions could adversely affect our business.

      The terrorist attacks in New York and Washington, D.C. in September 2001 disrupted commerce throughout the United States and Europe. The continued threat of terrorism within the United States and Europe and the military action and heightened security measures in response to such threat may cause significant disruption to commerce throughout the world. To the extent that such disruptions result in delays or cancellations of customer orders, delays in collecting cash, a general decrease in corporate spending on information technology or our inability to effectively market, manufacture or ship our products, our business, financial condition, and results of operations could be materially and adversely affected. We are unable to predict whether the threat of terrorism or the responses thereto will result in any long-term commercial disruptions or if such activities or responses will have any long-term material adverse effect on our business, results of operations or financial condition.

Our corporate offices and principal product development facilities are located in a region that is subject to earthquakes and other natural disasters.

      Our California and Washington facilities, including our corporate offices and principal product development facilities, are located near major earthquake faults. Any disruption in our business activities, personal injury or damage to the facilities in excess of our currently insured amounts as a result of earthquakes or other such natural disasters, could have a material adverse effect on our business, results of operations and financial condition.

Our shareholder rights plan, certificate of incorporation and Delaware law could adversely affect the performance of our stock.

      Our shareholder rights plan and provisions of our certificate of incorporation and of the Delaware General Corporation Law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. The shareholder rights plan and these provisions of our certificate of incorporation and Delaware law are intended to encourage potential acquirers to negotiate with us and allow our board of directors the opportunity to consider alternative proposals in the interest of maximizing stockholder value. However, such provisions may also discourage acquisition proposals or delay or prevent a change in control, which could harm our stock price. For more information, please read note 12 to the Consolidated Financial Statements contained elsewhere herein, our certificate of incorporation and Delaware law for more information on the anti-takeover effects of provisions of our shareholder rights plan.

Changes in laws, regulations and financial accounting standards may affect our reported results of operations.

      New pronouncements, including significant changes like the Sarbanes-Oxley Act of 2002, have occurred in the past and are likely to occur in the future as a result of recent Congressional and regulatory actions. New laws, regulations and accounting standards, as well as changes to and varying interpretations of currently accepted accounting practices in the technology industry might adversely affect our reported financial results, which could have an adverse effect on our stock price. Proposals have been made concerning the expensing of stock options and the treatment of contingently convertible subordinated notes as common stock equivalents that could result in rules or laws that may materially adversely affect our reported financial results and our stock price.

The final determination of our income tax liability may be materially different from our income tax provisions and accruals.

      We are subject to income taxes in both the United States and international jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes. In the ordinary course of our business, there are many transactions where the ultimate tax determination is uncertain. Additionally, our calculations of income taxes are based on our interpretations of applicable tax laws in the jurisdictions in which we file. Although we believe our tax estimates are reasonable, there is no assurance that the final determination of our income tax liability will not be materially different than what is reflected in our income tax provisions and accruals. Should additional taxes be assessed as a result of new legislation, an audit or litigation, if our effective tax rate should change as a result of changes in federal, international or state and local tax laws, or if we were to change the locations where we operate, there could be a material effect on our income tax provision and net income in the period or periods in which that determination is made.

We may need additional capital in the future and such additional financing may not be available on favorable terms.

      While we believe we have adequate working capital to meet our expected cash requirements for the immediate future, we may need to raise additional funds through public or private debt or equity financings in order to:

•	take advantage of unanticipated opportunities, including more rapid international expansion or acquisitions of complementary businesses or technologies;

•	develop new products or services;

•	repay outstanding indebtedness; and/or

•	respond to unanticipated competitive pressures.

Any additional financing we may need may not be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of business opportunities, develop new products or services or otherwise respond to unanticipated competitive pressures. In any such case, our business, results of operations and financial condition could be materially adversely affected.

      In January 2002, we completed a $345.0 million private placement of 1.75 percent convertible subordinated notes, which are due February 1, 2007. Subsequently, we repurchased and cancelled at a discount to face value approximately an aggregate of $328.0 million in face value of such notes, leaving approximately $17.0 million still outstanding as of June 27, 2004. In fiscal 2004, we completed a $517.5 million private placement of 0.25 percent convertible subordinated notes due 2023. Subsequently, we repurchased and cancelled at a discount to face value approximately an aggregate of $153.0 million in face value of such notes, leaving approximately $364.5 million still outstanding as of the date of this prospectus. The holders of the notes may require us to purchase the notes for cash as early as December 2006. If we have insufficient liquidity and capital resources to repay the principal amounts of our outstanding convertible notes and the notes offered hereby when due, we may be forced to raise additional funds through public or private debt or equity financings, which may not be available on favorable terms, if at all. If such financings were not available on favorable terms, our results of operations and financial condition could be materially adversely affected.

Conversion of our outstanding notes would dilute the ownership interest of existing stockholders.

      The conversion of our notes into shares of our common stock would dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon conversion of the notes could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants due to this dilution or to facilitate trading strategies involving notes and common stock. See the Risk Factor “Changes in laws, regulations and financial accounting standards may affect our reported results of operations” above.

Risks Related to the Notes

These notes are unsecured and will be subordinated to any existing and future senior indebtedness.

      The notes are general unsecured obligations of Emulex and will be subordinated in right of payment to any existing and future senior indebtedness. Because of the subordination provisions, in the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture, upon maturity and in certain other events, funds that we would otherwise use to pay the holders of the notes will be used to pay the holders of senior debt to the extent necessary to pay the debt in full. As a result of these payments, our general creditors would recover less, ratably, than the holders of our senior debt and such general creditors may recover more, ratably, than the holders of the notes and our other subordinated indebtedness. In addition, we will not make any payments on the notes in the event of payment defaults (or, in some cases, non-payment defaults) on any future senior indebtedness that we may incur. The indenture does not prohibit or limit the incurrence of senior indebtedness or the incurrence of other indebtedness and other liabilities by us. The notes rank equally with our convertible subordinated notes due 2007 and, accordingly, holders of these notes would need to share any remaining assets with the holders of those notes after the holders of our senior indebtedness are paid in full. As of June 27, 2004, we had no outstanding senior indebtedness and approximately $17.0 million in outstanding subordinated notes due 2007.

We are a holding company and depend on the business of our subsidiaries to satisfy our obligations under the notes.

      We are a holding company and conduct most of our operations through our subsidiaries. Consequently, our ability to meet our debt service obligations, including our obligations under the notes, substantially depends upon our subsidiaries’ cash flow and payment of funds to us. Our subsidiaries’ ability to make any payments to us will depend upon their earnings, the terms of their indebtedness, business and tax considerations, legal and regulatory restrictions and economic conditions. Furthermore, the notes are effectively subordinate to all existing and future indebtedness and liabilities of our subsidiaries. At June 27, 2004, our subsidiaries had aggregate indebtedness and other liabilities of approximately $55.0 million, excluding intercompany indebtedness. Any right we may have to receive assets of our subsidiaries upon their liquidation or reorganization, and the resulting rights of note holders to participate in those assets, would be effectively subordinated to the claims of our subsidiaries’ creditors.

We and our subsidiaries are not restricted pursuant to the terms of the indenture from incurring more debt. This could adversely affect our ability to pay our obligations on the notes.

      We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Neither we nor our subsidiaries are restricted from incurring additional debt, including senior indebtedness, under the indenture. If we or our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. In addition, we are not restricted from paying dividends or issuing or repurchasing shares of our common stock or other securities under the indenture. To the extent we use our cash and cash equivalents to satisfy our obligations under our other securities, we will have less money available to satisfy our obligations to holders of the notes.

Our outstanding indebtedness increased substantially with the issuance of the notes.

      In connection with the sale of the notes, we incurred $517.5 million of indebtedness. The degree to which we are indebted could adversely affect our ability to obtain financing for working capital, acquisitions or other purposes and could make us more vulnerable to industry downturns and competitive pressures. In addition, if new indebtedness is incurred, the risks that we now face could intensify. Our ability to make required payments on the notes and to satisfy any other debt obligations will depend on our future operating performance, which will be subject to the financial, business and other factors affecting our operations, many of which are beyond our control.

We may be unable to repay or purchase the notes when required at maturity, upon a purchase date or upon a change in control.

      At maturity, the entire outstanding principal amount of the notes will become due and payable. In addition, on December 15, 2006, December 15, 2008, December 15, 2013 and December 15, 2018, or if we experience a change in control, you may require us to purchase all or a portion of your notes to the extent set forth in this prospectus. We cannot assure you that, if required, we will have sufficient cash or other financial resources to pay the purchase price of the notes in cash upon the occurrence of any of these events. Our ability to purchase the notes may also be limited by law, by the indenture, by the terms of other agreements relating to any of our debt senior to the notes and by indebtedness and agreements that we may enter into in the future which may replace, supplement or amend our existing or future debt.

      If a change in control occurs at a time when we are prohibited from repurchasing or redeeming the notes, we could seek the consent of holders of the notes to purchase the notes or could attempt to refinance the borrowings that contain this prohibition. If we do not obtain the consent, or are unable to refinance these borrowings, we could remain prohibited from repurchasing the notes. Our failure to purchase the notes would constitute an event of default under the indenture, which might constitute a default under other agreements to which we may be a party, including other indebtedness.

The notes will not contain certain restrictive covenants, and there is limited protection in the event of a change of control.

      The indenture under which the notes are issued does not contain restrictive covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the indenture will not contain covenants that will limit our ability to pay dividends or make distributions on or redeem our common stock or limit our ability to incur additional indebtedness and, therefore, protect you in the event of a highly leveraged transaction or other similar transaction. In addition, the requirement that we offer to repurchase the notes upon a change of control is limited to the transactions specified in the definition of a “change of control” under “Description of Notes — Purchase at Option of the Holders Upon a Change of Control.” Accordingly, we could enter into certain transactions, such as acquisitions, refinancings or a recapitalization, that could affect our capital structure and the value of our common stock but that would not constitute a change of control.

An active market may not develop for the notes.

      We cannot assure you that an active trading market for the notes will develop or, if one does develop, we cannot assure you of the liquidity or sustainability of any such market, the ability of holders to sell their notes or the price at which holders of the notes will be able to sell their notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities.

Our stock price is subject to volatility that may adversely affect the market price of the notes.

      We expect that the market price of our notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities. During fiscal year 2004 the reported high and low closing sales prices of our common stock ranged from a low of $14.90 per share to a high of $31.30 per share The market price of our common stock will likely continue to fluctuate in response to many factors, including, among others, those identified above under the heading “Risks Related to Our Business — Our stock price is volatile, which has and may result in lawsuits against us and our occurs and directors.”

The notes may not be rated or may receive a lower rating than anticipated.

      We believe it is unlikely that the notes will be rated. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the notes and our common stock could decline.

As part of our business strategy, we intend to pursue transactions that may cause us to experience significant charges to earnings that may adversely affect our stock price and financial condition.

      We regularly review potential transactions related to technologies, products and product rights and businesses complementary to our business. Such transactions could include, but are not limited to, mergers, acquisitions and strategic alliances. In the future, we may choose to enter into such transactions at any time. Depending upon the nature of any transaction, we may experience significant charges to earnings, which could be material, and could possibly have an adverse impact upon the market price of our common stock. If we were to enter into similar transactions in the future, our common stock price and financial condition could be adversely affected.

Conversion of the notes will dilute the ownership interest of existing stockholders.

      The conversion of notes into shares of our common stock will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon conversion of the notes could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants due to this dilution or to facilitate trading strategies involving notes and common stock.

Certain adjustments to the conversion price may be taxable to you.

      If we make cash distributions or pay cash dividends to our stockholders and, in accordance with the anti-dilution provisions of the notes, the conversion price of the notes is decreased, such decrease will likely be deemed to be the payment of a constructive dividend to holders of the notes that is taxable to the extent described under “U.S. Federal Tax Considerations.”

The conditional conversion feature of the notes could result in you receiving less than the value of the common stock into which a note is convertible.

      The notes are convertible into shares of our common stock only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the common stock into which the notes would otherwise be convertible.

RATIO OF EARNINGS TO FIXED CHARGES

      The ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Year Ended

	July 2,	July 1,	June 20,	June 29,	June 27,
	2000	2001	2002	2003	2004

Ratio of earnings to fixed charges	319	51	N/A	19	N/A

      For the purposes of computing the ratio of fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and that portion of rental expense we believe to be representative of interest. Earnings, as defined, were insufficient to cover fixed charges by $96.5 million for fiscal 2002 and by $494.3 million for fiscal 2004.

USE OF PROCEEDS

      We will not receive any proceeds from the sale of the notes or the shares of common stock issuable upon conversion of the notes by the selling securityholders.

SELLING SECURITYHOLDERS

      The notes were originally issued by us and sold to the initial purchasers in a private placement on December 12, 2003. On January 21, 2004, the initial purchasers exercised their over-allotment option to acquire an additional $67.5 million aggregate principal amount of the notes. The initial purchasers resold the notes in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers. In August 2004, we repurchased and cancelled at a discount to face value approximately an aggregate of $153.0 million in face value of such notes, leaving approximately $364.5 million still outstanding as of the date of this prospectus. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and common stock into which the notes are convertible.

      The following table sets forth information with respect to the selling securityholders and the principal amounts of notes beneficially owned by each selling securityholder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling securityholders to us in a selling securityholder questionnaire and is as of the date specified by the holders in those questionnaires. The selling securityholders may offer all, some or none of the notes or common stock into which the notes are convertible. Because the selling securityholders may offer all or some portion of the notes or the common stock, no estimate can be given as to the amount of the notes or the common stock that will be held by the selling securityholders upon termination of any sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. As of September 20, 2004, we had $364.5 million in principal amount of the notes and 82,593,633 shares of common stock outstanding. As of September 20, 2004, no selling securityholder named in the table below beneficially owns 1% or more of our common stock assuming conversion of a selling securityholder’s notes except that Silverback Master, Ltd., MSD TCB, LP and Citadel Equity Fund Ltd. beneficially own 2.2%, 1.5% and 2.7%, respectively, before the offering, assuming the conversion of their notes.

	Principal Amount		Shares of	Shares of	Shares of
	of Notes		Common	Common	Common Stock
	Beneficially	Percentage	Stock Owned	Stock That	Owned After
	Owned That May	of Notes	Prior to the	May Be	Completion of
Name of Beneficial Owner	Be Offered	Outstanding	Offering(1)(2)	Offered(2)	the Offering

Allstate Insurance Co.(3)(4)	$1,250,000	*	28,935	28,935	—
Argent Classic Convertible Arbitrage Fund II, L.P.(5)	900,000	*	20,833	20,833	—
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.(5)	10,300,000	2.0%	238,426	238,426	—
Argent Classic Convertible Arbitrage Fund L.P.(5)	2,900,000	*	67,129	67,129	—
Argent LowLev Convertible Arbitrage Fund LLC(5)	1,300,000	*	30,092	30,092	—
Argent LowLev Convertible Arbitrage Fund II, LLC(5)	200,000	*	4,629	4,629	—
Argent LowLev Convertible Arbitrage Fund Ltd.(5)	4,100,000	*	94,907	94,907	—
Arkansas PERS(6)	1,750,000	*	40,509	40,509	—
Canadian Imperial Holdings Inc.(4)(7)	15,000,000	2.9%	347,223	347,223	—
CGNU Life Fund(8)	400,000	*	9,259	9,259	—
Celebrity IAM Ltd.(44)	800,000	*	18,518	18,518	—

	Principal Amount		Shares of	Shares of	Shares of
	of Notes		Common	Common	Common Stock
	Beneficially	Percentage	Stock Owned	Stock That	Owned After
	Owned That May	of Notes	Prior to the	May Be	Completion of
Name of Beneficial Owner	Be Offered	Outstanding	Offering(1)(2)	Offered(2)	the Offering

Citadel Credit Trading, Ltd.(4)(9)	19,805,000	3.8%	468,050	458,450	9,600
Citadel Equity Fund Ltd.(4)(9)	97,310,000	18.8%	2,262,151	2,252,551	5,800
Credit Suisse First Boston Europe Ltd.(4)(10)	100,000	*	2,314	2,314	—
Class C Trading Company, Ltd.(5)	300,000	*	6,944	6,944	—
Commercial Union Life Fund(8)	500,000	*	11,574	11,574	—
Credit Suisse First Boston LLC(10)(11)	16,650,000	3.2%	385,417	385,417	—
DB Equity Opportunities Master Portfolio Ltd.(12)	3,725,000	*	86,227	86,227	—
Deam Convertible Arbitrage(12)	1,850,000	*	42,824	42,824	—
Deephaven Domestic Convertible Trading Ltd.(13)	23,917,000	4.6%	553,635	553,635	—
Descartes Offshore Ltd.(44)	1,200,000	*	27,777	27,777	—
Descartes Partners L.P.(44)	500,000	*	11,574	11,574	—
Deutsche Bank Securities Inc.(11)(14)	9,050,000	1.7%	209,491	209,491	—
DKR Saturn Event Driven Holding Fund, Ltd.(15)	7,000,000	1.4%	162,037	162,037	—
DKR Saturn Multi-Strategy Holding Fund Ltd.(16)	7,000,000	1.4%	162,037	162,037	—
DKR SoundShore Opportunity Holding Fund Ltd.(17)	1,500,000	*	34,722	34,722	—
Fore Convertible Master Fund Ltd.(18)	3,571,000	*	82,662	82,662	—
Fore Plan Asset Fund, Ltd.(18)	528,000	*	12,222	12,222	—
FrontPoint Convertible Arbitrage Fund, LP(19)	3,500,000	*	81,018	81,018	—
GLG Market Neutral Fund(20)	12,500,000	1.5%	289,352	289,352	—
Goldman Sachs & Company(11)(21)	30,500,000	6.0%	815,857	706,020	109,837
Guggenheim Portfolio Company VIII (Cayman) Ltd.(4)(22)	1,036,000	*	23,981	23,981	—
HFR CA Global Select Master Trust Account(5)	100,000	*	2,314	2,314	—
HFR CA Select Fund(23)	1,000,000	*	23,148	23,148	—
Highbridge International, LLC(4)(24)	17,500,000	3.4%	405,093	405,093	—
Huntrise Capital Leveraged Partners, LLC (25)	31,000	*	717	717	—
Inflective Convertible Opportunity Fund I, LP(25)	700,000	*	16,203	16,203	—
JP Morgan Securities Inc.(11)(26)	12,500,000	2.4%	289,379	289,352	27
KBC Financial Products USA, Inc.(11)(45)	500,000	*	11,574	11,574	—
Laurel Ridge Capital LP(27)	10,000,000	1.9%	231,482	231,482	—

	Principal Amount		Shares of	Shares of	Shares of
	of Notes		Common	Common	Common Stock
	Beneficially	Percentage	Stock Owned	Stock That	Owned After
	Owned That May	of Notes	Prior to the	May Be	Completion of
Name of Beneficial Owner	Be Offered	Outstanding	Offering(1)(2)	Offered(2)	the Offering

Lyxor Master Fund Ref: Argent/ LowLev CB c/o Argent(5)	700,000	*	16,203	16,203	—
Man Convertible Bond Master Fund, Ltd.(28)	14,138,000	2.7%	327,269	327,269	—
Man Mac I Limited(29)	1,036,000	*	23,981	23,981	—
Marathon Global Crossover Convertible Master Fund(30)	1,500,000	*	34,722	34,722	—
Millennium Partners, L.P.(4)(31)	2,000,000	*	274,846	46,296	228,550
MSD TCB, LP(32)	53,750,000	10.4%	1,244,215	1,244,215	—
Norwich Union Life & Pensions(8)	700,000	*	16,203	16,203	—
OZ Convertible Master Fund, Ltd.(33)	828,000	*	19,166	19,166	—
OZ Master Fund, Ltd.(33)	9,172,000	1.8%	212,315	212,315	—
Pacific Life Insurance Company(34)	500,000	*	11,574	11,574	—
Pyramid Equity Strategies Fund(35)	925,000	*	21,412	21,412	—
Quantum Partners LDC(36)	11,000,000	2.1%	254,630	254,630	—
Royal Bank of Canada(37)	2,500,000	*	57,870	57,870	—
S.A.C. Capital Associates, LLC(38)	4,000,000	*	232,992	92,592	140,400
San Diego County Employee Retirement Association(39)	1,700,000	*	39,351	39,351	—
Silverback Master, LTD(40)	80,000,000	15.5%	1,851,856	1,851,856	—
Silver Convertible Arbitrage Fund, LDC(5)	400,000	*	9,259	9,259	—
Sphinx Convertible Arbitrage Fund SPC(13)	1,083,000	*	25,069	25,069	—
St. Thomas Trading, Ltd.(4)(27)	22,362,000	4.3%	517,640	517,640	—
UBS Securities LLC(11)(41)	5,528,000	*	298,351	127,963	170,419
Wachovia Capital Markets LLC(4)(42)	9,000,000	1.7%	208,333	208,333	—
Whitebox Diversified Convertible Arbitrage Partners LP(43)	2,000,000	*	46,296	46,296	—
Xavex Convertible Arbitrage 2 Fund(5)	300,000	*	6,944	6,944	—
Xavex Convertible Arbitrage 10 Fund(5)	900,000	*	20,833	20,833	—
Zazove Convertible Arbitrage Fund, L.P.(39)	4,500,000	*	104,166	104,166	—
Zazove Hedged Convertible Fund, L.P.(39)	2,000,000	*	46,296	46,296	—
Zazove Income Fund, L.P.(39)	1,000,000	*	23,148	23,148	—

	Principal Amount		Shares of	Shares of	Shares of
	of Notes		Common	Common	Common Stock
	Beneficially	Percentage	Stock Owned	Stock That	Owned After
	Owned That May	of Notes	Prior to the	May Be	Completion of
Name of Beneficial Owner	Be Offered	Outstanding	Offering(1)(2)	Offered(2)	the Offering

Zurich Institutional Benchmarks Master Fund, L.P.(39)	1,000,000	*	23,148	23,148	—
Total**	$517,500,000	100%	12,643,826	11,979,193	664,663

*	Less than one percent.

**	We believe that because certain of the listed selling securityholders have sold or transferred notes in transactions exempt from the registration requirements of the Securities Act, rather than pursuant to this registration statement, such selling securityholders own less than as set forth in the table above. In addition, the transferees in such exempt transactions may also have included the notes in the table set forth above. As a result, the sum of the principal amount of notes listed above as beneficially owned by selling securityholders is more than $517,500,000. However, the maximum aggregate principal amount of notes and shares of common stock issuable upon conversion of the notes that may be sold under this prospectus will not exceed $517,500,000 and 11,979,193, respectively.

(1)	Includes common stock into which the notes are convertible.

(2)	Assumes a conversion rate of 23.1482 shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional interest.

(3)	The Allstate Corporation, a public entity, has voting and investment control over the securities that this selling securityholder beneficially owns.

(4)	This selling securityholder is an affiliate of a registered broker-dealer. This selling securityholder did not acquire the securities in consideration of investment banking or other services performed by the selling securityholder. This selling securityholder purchased the securities in the ordinary course of business and, at the time of the purchase of the securities, did not have any agreement or understanding, directly or indirectly, with any person to distribute the securities.

(5)	Nathaniel Brown and Robert Richardson of Argent Management Company, LLC have voting and investment control over the securities that this selling securityholder beneficially owns.

(6)	Ann Houlihan has voting and investment control over the securities that this selling securityholder beneficially owns.

(7)	Joseph Venn and Evan Jones have voting and investment control over the securities that this selling securityholder beneficially owns.

(8)	Dave Clott of MFN International has voting and investment control over the securities that this selling securityholder beneficially owns.

(9)	Kenneth Griffin has voting and investment control over the securities that this selling securityholder beneficially owns.

(10)	Oscar Heredia has voting and investment control over the securities that this selling securityholder beneficially owns.

(11)	This selling securityholder has informed us that it is a registered broker-dealer and that it acquired the securities as investment securities.

(12)	Eric Lobben has voting and investment control over the securities that this selling securityholder beneficially owns.

(13)	Colin Smith has voting and investment control over the securities that this selling securityholder beneficially owns.

(14)	Deutsche Bank Securities, Inc., a publicly-held entity, has voting and investment control over the securities that this selling securityholder beneficially owns.

(15)	Tom Kirvaitis of DKR Capital Partners L.P. has voting and investment control over the securities that this selling securityholder beneficially owns.

(16)	Ron Phillips and DKR Saturn Management Company L.P. have voting and investment control over the securities that this selling securityholder beneficially owns.

(17)	Mike Cotton and DKR Saturn Management Company L.P. have voting and investment control over the securities that this selling securityholder beneficially owns.

(18)	David Egglishaw has voting and investment control over the securities that this selling securityholder beneficially owns.

(19)	FrontPoint Convertible Arbitrage Fund GP LLC is the general partner of this selling securityholder. FrontPoint Partners LLC is the managing member of FrontPoint Convertible Arbitrage Fund GP, LLC and as such has voting and dispositive power over the securities held by this selling securityholder. Phillip Duff, W. Gillespie and Paul Ghaffari are members of the board of managers of FrontPoint Partners LLC and are the sole members of its management committee. Messrs Duff, Caffray and Ghaffari and FrontPoint Partners LLC and FrontPoint Convertible Arbitrage Fund GP, LLC each disclaim beneficial ownership of the securities held by the selling securityholder except for their pecuniary interest therein.

(20)	The selling securityholder is a publicly owned company listed on the Irish Stock Exchange. GLG Partners LP, an English limited partnership, acts as the investment manager of the selling securityholder and has voting and dispositive powers over the securities held by the selling securityholder. The general partner of GLG Partners LP is GLG Partners Limited, an English limited company. The shareholders of GLG Partners Limited are Noam Gottesman, Pierre Lagrange, Jonathan Green, Philippe Jabre and Lehman (Cayman) Limited, a subsidiary of Lehman Brothers, Inc., a publicly held entity. GLG Partners LP, GLG Partners Limited, Noam Gottesman, Pierre Lagrange, Jonathan Green, Philippe Jabre and Lehman (Cayman) Limited disclaim beneficial ownership of the securities held by this selling securityholder, except for their pecuniary interest therein.

(21)	Ted Wang has voting and investment control over the securities this selling securityholder beneficially owns. Mr. Wang disclaims beneficial ownership of the securities owned by this selling securityholder.

(22)	Loren Katzlovitz, Patrick Hughes and Kevin Felix of Guggenheim Advisors, LLC have voting and investment control over the securities that this selling securityholder beneficially owns.

(23)	Gene Pretti has voting and investment control over the securities that this selling securityholder beneficially owns.

(24)	Glenn Dubin and Harvey Swierca have voting and investment control over the securities that this selling securityholder beneficially owns.

(25)	Thomas J. Ray and Lake Seteler have voting and investment control over the securities that this selling securityholder beneficially owns.

(26)	Charlotte Chiu has voting and investment control over the securities that this selling securityholder beneficially owns.

(27)	Van Nguyen, John Iquizzi, Andrew Mitchell, Nathaniel Newlin, Timothy Walton and Venkatesh Reddy have voting and investment control over the securities that this selling securityholder beneficially owns.

(28)	John Null and J.T. Hansen of Marin Capital Partners, L.P. have voting and investment control over the securities that this selling securityholder beneficially owns.

(29)	Albany Management Company Limited and Man Holdings Limited share ownership of Man-Diversified Fund II Ltd., which has voting and investment control over the securities that this selling securityholder beneficially owns. The registered shareholder of Albany Management Company Limited is Argonaut Limited, a Bermuda company which is controlled by Michael Collins, a resident of Bermuda. Man Holdings Limited is a subsidiary of Man Group plc, a public company listed on the London Stock Exchange.

(30)	Andrew Rabinowitz of Marathon Asset Management has voting and investment control over the securities that this selling securityholder beneficially owns.

(31)	Israel A. Englander of Millennium Partners, L.P. has voting and investment control over the securities that this selling securityholder beneficially owns. Mr. Englander disclaims beneficial ownership of the securities owned by this selling securityholder.

(32)	John Phelan and Glenn Furman have voting and investment control over the securities that this selling securityholder beneficially owns.

(33)	Daniel S. Och has voting and investment control over the securities that this selling securityholder beneficially owns.

(34)	Larry Card, Elaine Havens, Simon Lee and Rex Olson have voting and investment control over the securities that this selling securityholder beneficially owns.

(35)	Eric Lobben has voting and investment control over the securities that this selling securityholder beneficially owns.

(36)	Cynthia Paul has voting and investment control over the securities that this selling securityholder beneficially owns.

(37)	Jeff Eichenberg has voting and investment control over the securities that this selling securityholder beneficially owns.

(38)	S.A.C. Capital Advisors, LLC and S.A.C. Capital Management, LLC have voting and investment control over the securities that this selling securityholder beneficially owns. Stephen A. Cohen controls both S.A.C. Capital Advisors and S.A.C. Capital Management. S.A.C. Capital Advisors, S.A.C. Capital Management and Mr. Cohen disclaim beneficial ownership of the securities owned by this selling securityholder.

(39)	Gene T. Pretti has voting and investment control over the securities that this selling securityholder beneficially owns.

(40)	Elliott Bosson has voting and investment control over the securities that this selling securityholder beneficially owns.

(41)	Keith Ackerman has voting and investment control over the securities that this selling securityholder beneficially owns.

(42)	Eric Grant has voting and investment control over the securities that this selling securityholder beneficially owns.

(43)	Andrwe Redleaf, the Managing Member of Whitebox Diversified Convertible Arbitrage Advisors LLC, the general partner of the selling securityholder, has voting and investment control over the securities that this selling securityholder beneficially owns.

(44)	Deepah Gulrajani has voting and investment control over the securities that this selling securityholder beneficially owns.

(45)	Luke Edwards has voting and investment control over the securities that this selling securityholder beneficially owns.

      Information concerning other selling securityholders of notes and shares of common stock issuable upon conversion of the notes who acquire their notes after the effective date of our registration statement on Form S-3 from a selling securityholder named in this prospectus will be set forth in prospectus supplements from time to time, if needed. Information concerning other selling securityholders of notes and shares of common stock issuable upon conversion of the notes who are not named herein and who acquire their notes prior to the effective date of our registration statement may not sell their notes pursuant to this prospectus unless we have filed a post-effective amendment to our registration statement and have included therein all applicable information regarding the selling securityholder.

      None of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years. We sold the notes to the initial purchaser in private transactions on December 12, 2003 and January 21, 2004. The selling securityholders purchased the notes from the initial purchasers in transactions exempt from the registration requirements of the Securities Act. All of the notes were “restricted securities” under the Securities Act prior to this registration.

      Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion rate, and therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of notes and the number of shares of common stock into which the notes are convertible may increase or decrease. See, “Description of the Notes — Conversion of the Notes.”

PLAN OF DISTRIBUTION

      The selling securityholders and their successors, including their transferees, pledgees or donees or their successors, may sell the notes and the common stock into which the notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

      The notes and the common stock into which the notes are convertible may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the notes or the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions other than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	through the settlement of short sales;

•	in block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	through the distribution of the securities by any selling securityholder to its partners, members or stockholders;

•	through one or more underwritten offerings on a firm commitment or best efforts basis; and

•	in any combination of any of these methods of sale.

      The selling securityholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals or as an agent of a selling securityholder. Broker-dealers or underwriters may agree with a selling securityholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling securityholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

      In connection with the sale of the notes and the common stock into which the notes are convertible or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the notes or the common stock into which the notes are convertible in the course of hedging the positions they assume. The selling securityholders may also sell the notes or the common stock into which the notes are convertible short and deliver these securities to close out their short positions, or loan or pledge the notes or the common stock into which the notes are convertible to broker-dealers that in turn may sell these securities.

      The aggregate proceeds to the selling securityholders from the sale of the notes or common stock into which the notes are convertible offered by them will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

      Our outstanding common stock is listed for trading on the New York Stock Exchange under the symbol “ELX.” We do not intend to list the notes for trading on any national securities exchange or on the New York Stock Exchange and can give no assurance about the development of any trading market for the notes.

      In order to comply with the securities laws of some states, if applicable, the notes and common stock into which the notes are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock into which the notes are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

      The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the notes or common stock into which the notes are convertible may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

      The selling securityholders that are also registered broker-dealers who act in connection with the sale of the notes or shares of common stock hereunder are “underwriters” within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of notes or shares of common stock may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling securityholder can presently estimate the amount of such compensation. Credit Suisse First Boston LLC, Deutsche Bank Securities, Goldman Sachs & Co., JP Morgan Securities, KBC Financial Products USA and UBS Securities have informed us that they are registered broker-dealers, and as a result, they are underwriters in connection with the sale of the notes.

      In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling securityholder may not sell any notes or common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

      To the extent required, the specific notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

      We entered into a registration rights agreement for the benefit of holders of the notes to register their notes and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling securityholders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling securityholders incident to the offering and sale of the notes and the common stock.

DESCRIPTION OF THE NOTES

      We issued the notes under an indenture dated as of December 12, 2003 between us and U.S. Bank National Association, as trustee. The terms of the notes include those provided in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

      The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as a holder of the notes. A copy of the form indenture and registration rights agreement will be available upon request from us.

      Terms not defined in this description have the meanings given to them in the indenture. In this section, the words “we,” “us,” “our” or “Emulex” means Emulex Corporation, but do not include any current or future subsidiaries of Emulex Corporation.

General

      The notes are general unsecured obligations of Emulex and subordinated in right of payment to certain other obligations as described under “— Subordination of Notes” below. The notes are also effectively subordinated in right of payment to our existing and future secured debt, to the extent of such security, and to all existing and future debt and other liabilities of our subsidiaries. On June 27, 2004, we had no senior indebtedness and our subsidiaries had approximately $55.0 million of outstanding indebtedness and other liabilities (excluding intercompany liabilities), which are effectively senior to the notes.

      The notes are convertible into our common stock as described under “— Conversion Rights.” The notes are limited to $517,500,000 aggregate principal amount, and will mature on December 15, 2023. The notes are issued only in denominations of $1,000 and multiples of $1,000.

      We may not redeem the notes prior to December 20, 2008. From December 20, 2008 to December 19, 2010, we may redeem the notes for cash at any time as a whole, or from time to time in part, at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, and additional interest, if any, to, but excluding, the redemption date only if the closing price of our common stock for 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the redemption notice exceeds 120% of the conversion price in effect on such trading day as described under “— Provisional Redemption” below. We may also redeem the notes for cash at any time on or after December 20, 2010 as a whole, or from time to time in part, at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, and additional interest, if any, to, but excluding, the redemption date as described under “— Optional Redemption” below.

      In the event of a change in control, you may require us to purchase the notes held by you as described under “— Purchase at Option of Holders Upon a Change in Control.” In addition, you may require us to purchase your notes on December 15, 2006, December 15, 2008, December 15, 2013 or December 15, 2018 in the manner described under “— Purchase at Option of the Holder.”

      The notes bear interest at the rate of 0.25% per year from the date of issuance of the notes. Interest will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing June 15, 2004, to holders of record at the close of business on the preceding May 31 and November 30, respectively. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of the maturity, conversion, redemption or purchase by us at the option of the holder upon a change of control, interest will cease to accrue on the note under the terms of and subject to the conditions of the indenture.

      Principal will be payable, and the notes may be presented for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York, New York.

      The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of our securities or the incurrence by us or our subsidiaries of senior indebtedness, as defined below under “— Subordination of Notes,” or the incurrence of any other indebtedness. The indenture also does not contain any covenants or other provisions to afford protection to holders of the notes in the event of a highly leveraged transaction or a change in control of Emulex, except to the extent described under “— Purchase at Option of Holders Upon a Change in Control.”

      The notes and the common stock issuable upon conversion of the notes may not be sold or otherwise transferred except in compliance with the provisions set forth below under “Transfer Restrictions.”

Conversion Rights

      The conversion rate is 23.1482, which is equal to the number of shares per $1,000 principal amount of notes into which the notes are convertible, subject to adjustment as specified below. The initial conversion rate is equivalent to a conversion price of $43.20. The conversion price is equal to $1,000 principal amount of notes divided by the conversion rate. Unless we have previously redeemed or purchased the notes, you will have the right to convert any portion of the principal amount of any note that is an integral multiple of $1,000 into shares of our common stock at any time on or prior to the close of business on the maturity date only under the following circumstances:

•	prior to December 15, 2021, on any date during any fiscal quarter (and only during such fiscal quarter) after the fiscal quarter ending December 31, 2003, if the closing sale price of our common stock was more than 120% of the then current conversion price of the note for at least 20 trading days in the period of the 30 consecutive trading days ending on the last day of the previous fiscal quarter;

•	on or after December 15, 2021, at all times on or after any date on which the closing sale price of our common stock is more than 120% of the then current conversion price of the notes;

•	until the close of business on the business day prior to the redemption date, if we elect to redeem the notes on or after December 15, 2008;

•	if we distribute to all or substantially all holders of our common stock rights, options or warrants entitling them to purchase common stock at less than the closing sale price of our common stock on the day preceding the declaration for such distribution;

•	if we distribute to all or substantially all holders of our common stock cash, assets, debt securities or capital stock (other than our common stock), which distribution has a per share value as determined by our board of directors exceeding 10% of the closing sale price of our common stock on the day preceding the declaration for such distribution;

•	upon the occurrence of specified corporate transactions, as described below; or

•	for the ten business day period after any five consecutive trading day period in which the average trading prices for the notes for such five trading day period was less than 98% of the average conversion value (as defined below) for the notes during that period; provided, that you may not convert your notes pursuant to this clause, if at the time of calculation, the closing sale price of shares of our common stock is greater than or equal to the then current conversion price of the notes and less than or equal to 120% of the then current conversion price of the notes.

      In the case of the fourth and fifth bullet points above, we must notify holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. In the case of a distribution identified in the fourth and fifth bullets above, the ability of a holder of notes to convert would not be triggered if the holder may participate in the distribution without converting.

      In addition to the above, if:

•	we are party to a consolidation, merger or binding share exchange pursuant to which all or substantially all of our common stock would be converted into cash, securities or other property;

•	a change in control occurs; or

•	an event occurs that would have been a change in control but for the existence of one of the change in control exceptions under “— Purchase at Option of Holders Upon a Change in Control”;

then you may surrender notes for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which all or substantially all of our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a note into our common stock will be changed into a right to convert the notes into the kind and amount of cash, securities or other property that the holder would have received if the holder had converted its notes immediately prior to the transaction. If the transaction also constitutes a “change in control,” as defined below, the holder can require us to purchase all or a portion of its notes as described under “— Purchase at Option of Holders Upon a Change in Control.” If you have exercised your right to require us to purchase your notes as described under “— Purchase at Option of Holders Upon a Change in Control,” you may convert your notes into our common stock only if you withdraw your change in control purchase notice and convert your notes prior to the close of business on the business day immediately preceding the applicable purchase date.

      We define conversion value in the indenture to be equal to the product of the closing sale price of our shares of common stock on a given day multiplied by the then current conversion rate, which is the number of shares of common stock into which each note is convertible.

      You may convert all or part of any note by delivering the note at the Corporate Trust Office of the trustee in the Borough of Manhattan, The City of New York, accompanied by a duly signed and completed conversion notice, a copy of which may be obtained from the trustee. You may convert the notes only in denominations of $1,000 and whole multiples of $1,000. The conversion date will be the date on which the note and the duly signed and completed conversion notice are so delivered.

      As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of our common stock issuable upon conversion, together with payment in lieu of any fraction of a share. The certificate will then be sent by the trustee to the conversion agent for delivery to the holder. The shares of our common stock issuable upon conversion of the notes will be fully paid and nonassessable and will rank equally with the other shares of our common stock.

      We will not issue fractional shares upon conversion. Instead, we will pay cash based on the market price of our common stock at the close of business on the conversion date.

      You will not be required to pay any transfer, stamp or similar taxes or duties relating to the issue or delivery of our common stock on conversion, but you will be required to pay tax with respect to cash received in lieu of fractional shares and any transfer, stamp or similar taxes and duties relating to any transfer involved in the issue or delivery of our common stock in a name other than yours. Certificates representing shares of our common stock will not be issued or delivered unless all such taxes and duties, if any, payable by you have been paid.

      Except as set forth below, we will not make any payment or other adjustment for accrued interest on the notes or dividends on any common stock issued upon conversion of the notes. If you submit your notes for conversion between a record date and the opening of business on the next interest payment date (except (1) for notes or portions of notes called for redemption or subject to purchase following a change in control on a redemption date or on a purchase date, as the case may be, with such date occurring during the period from the close of business on a record date and ending on the opening of business on the fifth business day after the interest payment date or (2) if you submit your notes for conversion between the record date for the final interest payment and the opening of business on the final interest payment date), you must pay funds equal to the interest payable on the principal amount being converted unless a default exists at the time of conversion. As a result of the foregoing provisions, if one of the exceptions described in the preceding sentence does not apply and you surrender your notes for conversion on a date that is not an interest payment date, you will not receive any interest for the period from the interest payment date next preceding the date of conversion or for any later period.

      The initial conversion rate set forth on the cover page of this prospectus will be adjusted for certain future events, including:

1. the issuance of our common stock as a dividend or distribution on our common stock;

2. certain subdivisions and combinations of our common stock;

3. the issuance to all holders of our common stock of certain rights or warrants to purchase our common stock or securities convertible into our common stock for a period of not more than 60 days at less than, or having a conversion price per share less than, the current market price of our common stock as determined under the indenture;

4. any dividend or other distribution to all holders of our common stock of cash, property or securities (including shares of our capital stock other than our common stock), but excluding those rights and warrants referred to in clause (3); and

5. the purchase of our common stock pursuant to a tender offer or exchange offer made by us or any of our subsidiaries at a price per share in excess of the current market price as determined under the indenture.

      We will not make any adjustments if holders of notes may participate in the transactions described above without converting their notes.

      In the event that we pay a dividend or make a distribution on shares of our common stock consisting of capital stock of, or similar equity interests in, as described in clause (4) above, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the closing price of our common stock on the day prior to the date on which “ex-dividend trading” commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted.

      No adjustment in the conversion rate will be required unless such adjustment would require a change of at least 1% in the conversion rate then in effect at such time. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion rate will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

      In the case of:

•	any reclassification or change of our common stock (other than changes resulting from changes in par value or as a result of a subdivision or combination);

•	a consolidation, merger or combination involving us;

•	a sale or conveyance to another corporation of all or substantially all of our property and assets; or

•	any statutory share exchange,

in each case, as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter to convert such notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such reclassification or change of our common stock, consolidation, merger, combination, sale, conveyance or statutory share exchange had such notes been converted into our common stock immediately prior to such reclassification, change, consolidation, merger, combination, sale, conveyance or statutory share exchange. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

      In addition, the indenture provides that upon conversion of the notes, the holders of such notes will receive, in addition to the shares of common stock issuable upon such conversion, the rights related to such common stock pursuant to our existing and any future stockholder rights plan, whether or not such rights have separated from the common stock at the time of such conversion. However, there shall not be any adjustment to the conversion rate as a result of:

•	the issuance of the rights;

•	the distribution of separate certificates representing the rights;

•	the exercise or redemption of such rights in accordance with any rights agreement; or

•	the termination or invalidation of the rights.

      If a taxable distribution to holders of our common stock or other event occurs which results in any adjustment of the conversion rate, the holders of notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of common stock. See “U.S. Federal Tax Considerations.”

      We may from time to time, to the extent permitted by law, increase the conversion rate of the notes by any amount for any period of at least 20 days. In that case, we will give at least 15 days’ notice of such increase. We may, but are under no obligation to, make such increases in the conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock or rights to acquire stock or from any event treated as such for income tax purposes. See “U.S. Federal Tax Considerations.”

Provisional Redemption

      Prior to December 20, 2008, the notes are not redeemable. From December 20, 2008 to December 19, 2010, we may redeem the notes for cash at any time as a whole, or from time to time in part, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest, and additional interest, if any, to, but excluding, the redemption date only if the closing price of our common stock for 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the redemption notice exceeds 120% of the conversion price in effect on such trading day. We will give at least 20 days’ but not more than 60 days’ notice of redemption by mail to holders of notes. Notes or portions of notes called for redemption will be convertible by the holder until the close of business on the business day prior to the redemption date.

Optional Redemption

      On or after December 20, 2010, we may redeem the notes for cash at any time as a whole, or from time to time in part, at a redemption price equal to 100% of the principal amount of notes being redeemed, plus accrued and unpaid interest, and additional interest, if any, to, but excluding, the redemption date. We will give at least 20 days’ but not more than 60 days’ notice of redemption by mail to holders of notes. Notes or portions of notes called for redemption will be convertible by the holder until the close of business on the business day prior to the redemption date.

Partial Redemption

      If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or integral multiples of $1,000 by lot or on a pro rata basis. If any notes are to be redeemed in part only, we will issue a new note or notes in principal amount equal to the unredeemed principal portion thereof. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be taken from the portion selected for redemption.

Purchase at Option of the Holder

      You have the right to require us to purchase for cash your notes on December 15, 2006, December 15, 2008, December 15, 2013 and December 15, 2018. We will be required to purchase any outstanding note for which you deliver a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the purchase date until the close of business on the purchase date. If a purchase notice is given and withdrawn during that period, we will not be obligated to purchase the notes listed in the notice. Our purchase obligation will be subject to certain additional conditions.

      The purchase price payable for a note will be equal to 100% of its principal amount, plus accrued and unpaid interest, and additional interest, if any, to, but excluding, the purchase date.

      Your right to require us to purchase notes is exercisable by delivering a written purchase notice to the paying agent within 20 business days of the purchase date until the close of business on the purchase date. The paying agent initially will be the trustee.

      The purchase notice must state:

•	if certificated notes have been issued, the note certificate numbers (or, if your notes are not certificated, your purchase notice must comply with appropriate DTC procedures);

•	the portion of the principal amount of notes to be purchased, which must be in $1,000 multiples; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

      You may withdraw any written purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the purchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes (or, if your notes are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, which remains subject to the purchase notice.

      We must give notice of an upcoming purchase date to all note holders not less than 20 business days prior to the purchase date at their addresses shown in the register of the registrar. We will also give notice to beneficial owners as required by applicable law. This notice will state, among other things, the procedures that holders must follow to require us to purchase their notes.

      Payment of the purchase price for a note for which a purchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at its office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the purchase notice. Payment of the purchase price for the note will be made promptly following the later of the purchase date and the time of book-entry transfer or delivery of the note. If the paying agent holds money or securities sufficient to pay the purchase price of the note on the business day following the purchase date, then, on and after the date:

•	the note will cease to be outstanding;

•	interest will cease to accrue; and

•	all other rights of the holder will terminate, other than the right to receive the purchase price.

      This will be the case whether or not book-entry transfer of the note has been made or the note has been delivered to the paying agent, and all other rights of the note holder will terminate, other than the right to receive the purchase price upon delivery of the note.

      Our ability to purchase notes with cash may be limited by the terms of our then-existing borrowing agreements. Even though we become obligated to purchase any outstanding note on a purchase date, we may not have sufficient funds to pay the purchase price on that purchase date. If we fail to purchase the notes when required, this failure will constitute an event of default under the indenture. See “Risk Factors — We may be unable to repay or purchase the notes when required at maturity, upon a purchase date or upon a change in control.”

      We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act.

Purchase at Option of Holders Upon a Change in Control

      If a change in control occurs as set forth below, each holder of notes will have the right to require us to purchase all of such holder’s notes not previously called for redemption, or any portion of those notes that is equal to $1,000 or a whole multiple of $1,000, on the date that is 45 days after the date we give notice of the change in control at a purchase price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, and additional interest, if any, to, but excluding, the purchase date; provided that, if such purchase date is an interest payment date, then the interest payable on such date shall be paid to the holder of record of the notes on the relevant record date.

      Within 30 days after the occurrence of a change in control, we are required to give notice to all holders of record of notes, as provided in the indenture, of the occurrence of the change in control and of their resulting purchase right. We must also deliver a copy of our notice to the trustee. In order to exercise the purchase right, a holder of notes must deliver, on or before the close of business on the business day before the change of control purchase date referenced in the preceding paragraph, written notice to the trustee of the holder’s exercise of its purchase right, together with the notes with respect to which the right is being exercised.

      Under the indenture, a “change in control” of Emulex, or any successor entity who is subject to the terms of the indenture, will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred:

•	the acquisition by any person of beneficial ownership, directly or indirectly, through a purchase, merger (except a merger involving Emulex described in the following paragraph) or other acquisition transaction or series of transactions, of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans;

•	our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

1. any transaction (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and (B) pursuant to which holders of our capital stock immediately prior to the transaction are entitled to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction;

2. any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

3. in the case of a merger or consolidation, all of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in a merger or consolidation otherwise constituting a change in control consists of shares of common stock traded on a national securities exchange or quoted on the New York Stock Exchange, or will be so traded or quoted immediately following such merger or consolidation, and as a result of such merger or consolidation the notes become convertible solely into such common stock;

•	during any consecutive two-year period, individuals who at the beginning of that two-year period constituted our board of directors (together with any new directors whose election to our board of directors, or whose nomination for election by our stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease to constitute a majority of our board of directors then in office; or

•	we are liquidated or dissolved or our stockholders pass a resolution approving a plan of liquidation or dissolution.

      Beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

      Rule 13e-4 under the Exchange Act requires the dissemination of information to security holders if an issuer tender offer occurs and may apply if the purchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

      We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

      Our ability to purchase notes upon the occurrence of a change in control is subject to important limitations. The occurrence of a change in control could cause an event of default under or be prohibited or limited by, the terms of our existing or future indebtedness. If a payment default under senior indebtedness exists (as described below under “— Subordination of Notes”), any repurchase of the notes would, absent a waiver, be prohibited under the subordination provisions of the indenture until the senior indebtedness is paid in full. Furthermore, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the purchase price for all the notes that might be delivered by holders of notes seeking to exercise the purchase right. Any failure by us to purchase the notes when required following a change in control would result in an event of default under the indenture. Any such default may, in turn, cause a default under existing or future senior indebtedness.

Subordination of Notes

      The payment of principal of, and interest on the notes is subordinated in right of payment, as set forth in the indenture, to the prior payment in full in cash or cash equivalents of all senior indebtedness whether outstanding on the date of the indenture or thereafter incurred. The notes are also effectively subordinated in right of payment to our existing and future secured debt, to the extent of such security, and to all existing and future debt and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

      In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to Emulex or to its assets, or any liquidation, dissolution or other winding-up of Emulex, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshaling of assets or liabilities of Emulex, except in connection with the consolidation or merger of Emulex or its liquidation or dissolution following the conveyance, transfer or lease of its properties and assets substantially upon the terms and conditions described under “— Consolidation, Mergers and Sales of Assets” below, the holders of senior indebtedness will be entitled to receive payment in full in cash or cash equivalents of all senior indebtedness, or provision shall be made for such payment in full, before the holders of notes will be entitled to receive any payment or distribution of any kind or character (other than any payment or distribution in the form of Permitted Junior Securities) on account of principal of, or interest on the notes; and any payment or distribution of assets of Emulex of any kind or character, whether in cash, property or securities (other than payments or distributions in the form of Permitted Junior Securities) by set-off or otherwise, to which the holders of the notes or the trustee would be entitled but for the provisions of the indenture relating to subordination shall be paid by the liquidating trustee or agent or other person making such payment or distribution directly to the holders of senior indebtedness or their representatives ratably according to the aggregate amounts remaining unpaid on account of the senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such senior indebtedness.

      No payment or distribution of any assets of Emulex of any kind or character, whether in cash, property or securities, other than payments in the form of Permitted Junior Securities, may be made by or on behalf of Emulex on account of principal of, or interest on the notes or on account of the purchase, redemption or other acquisition of notes upon the occurrence of any Payment Default until such Payment Default shall have been cured or waived in writing or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash or cash equivalents. A “Payment Default” shall mean a default in payment, whether at scheduled maturity, upon scheduled installment, by acceleration or otherwise, of principal of, or interest on Designated Senior Indebtedness beyond any applicable grace period.

      No payment or distribution of any assets of Emulex of any kind or character, whether in cash, property or securities, other than payments in the form of Permitted Junior Securities and issuances of common stock upon conversion of the notes, may be made by or on behalf of Emulex on account of principal of, or interest on the notes or on account of the purchase, redemption or other acquisition of notes during a Payment Blockage Period arising as a result of a Non-Payment Default.

      The Payment Blockage Period will commence upon the date of receipt by the trustee of written notice from the trustee or such other representative of the holders of the Designated Senior Indebtedness in respect of which the Non-Payment Default exists and shall end on the earliest of:

1. 179 days thereafter (provided that any Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated);

2. the date on which such Non-Payment Default is cured, waived or ceases to exist;

3. the date on which such Designated Senior Indebtedness is discharged or paid in full; or

4. the date on which such Payment Blockage Period shall have been terminated by written notice to the trustee or Emulex from the trustee or such other representative initiating such Payment Blockage Period;

after which Emulex will resume making any and all required payments in respect of the notes, including any missed payments. In any event, not more than one Payment Blockage Period may be commenced during any period of 365 consecutive days. No Non-Payment Default that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be made, the basis for the commencement of a subsequent Payment Blockage Period, unless such Non-Payment Default has been cured or waived for a period of not less than 90 consecutive days subsequent to the commencement of such initial Payment Blockage Period.

      In the event that, notwithstanding the provisions of the preceding four paragraphs, any payment or distribution shall be received by the trustee or any holder of the notes which is prohibited by such provisions, then and in such event such payment shall be held in trust for the benefit of, and paid over and delivered by such trustee or holder to the trustee or any other representatives of holders of senior indebtedness, as their interest may appear, for application to senior indebtedness. After all senior indebtedness is paid in full and until the notes are paid in full, holders of the notes shall be subrogated (equally and ratably with all other indebtedness that is equal in right of payment to the notes) to the rights of holders of senior indebtedness to receive distributions applicable to senior indebtedness to the extent that distributions otherwise payable to the holders of the notes have been applied to the payment of senior indebtedness. See “— Events of Default” below.

      By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency of Emulex, our general creditors may recover less, ratably, than holders of senior debt and such general creditors may recover more, ratably, than holders of notes. Moreover, the notes will be structurally subordinated to the liabilities of subsidiaries of Emulex.

      “Designated Senior Indebtedness” means our obligations under any particular senior indebtedness which, at the time of determination, has an aggregate principal amount outstanding of at least $20 million and that has been specifically designated in the instrument evidencing such indebtedness as “Designated Senior Indebtedness” for purposes of the indenture.

      “Indebtedness” means, with respect to any person, without duplication:

•	all indebtedness, obligations and other liabilities contingent or otherwise of such person for borrowed money (including overdrafts) or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities;

•	all obligations of such person evidenced by bonds, credit or loan agreements, notes, debentures or other similar instruments;

•	indebtedness of such person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) but excluding trade payables arising in the ordinary course of business;

•	all obligations and liabilities contingent or otherwise in respect of leases of the person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of the person and all obligations and other liabilities contingent or otherwise under any lease or related document, including a purchase agreement, in connection with the lease of real property or improvements thereon which provides that the person is contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property to the lessor and the obligations of the person under the lease or related document to purchase or to cause a third party to purchase the leased property whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with generally accepted accounting principles, including, without limitation, synthetic lease obligations;

•	all obligations of such person under or in respect of interest rate agreements, currency agreements or other swap, cap floor or collar agreements, hedge agreements, forward contracts or similar instruments or agreements or foreign currency, hedge, exchange or purchase or similar instruments or agreements;

•	all indebtedness referred to in (but not excluded from) the preceding clauses of other persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or with respect to property, including, without limitation, accounts and contract rights, owned by such person, even though such person has not assumed or become liable for the payment of such indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured);

•	all guarantees by such person of indebtedness referred to in this definition or of any other person;

•	all Redeemable Capital Stock of such person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends;

•	the present value of the obligation of such person as lessee for net rental payments (excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges to the extent included in such rental payments) during the remaining term of the lease included in any such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. This present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with accounting principles generally accepted in the United States; and

•	any and all refinancings, replacements, deferrals, renewals, extensions and refundings of or amendments, modifications or supplements to, any indebtedness, obligation or liability of kind described in the clauses above.

      “Non-Payment Default” means any default or event of default with respect to any Designated Senior Indebtedness other than any Payment Default pursuant to which the maturity thereof may be accelerated.

      “Permitted Junior Securities” means any payment or distribution in the form of equity securities or subordinated securities of Emulex or any successor obligor that, in the case of any such subordinated securities, are subordinated in right of payment to all senior indebtedness that may at the time be outstanding to at least the same extent as the notes are so subordinated.

      “Redeemable Capital Stock” means any class of our capital stock that, either by its terms, by the terms of any securities into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed (whether by sinking fund or otherwise) prior to the date that is 91 days after the final scheduled maturity of the notes or is redeemable at the option of the holder thereof at any time prior to such date, or is convertible into or exchangeable for debt securities at any time prior to such date (unless it is convertible or exchangeable solely at our option).

      “Senior indebtedness” means:

•	the principal of, and interest on, and fees, costs, enforcement expenses, collateral protection expenses and other reimbursement or indemnity obligations in respect of all of our indebtedness or obligations to any person for money borrowed that is evidenced by a note, bond, debenture, loan agreement, or similar instrument or agreement outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us, including default interest and interest accruing after a bankruptcy, unless, in the case of any particular indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such indebtedness shall not be senior in right of payment to the notes;

•	commitment or standby fees due and payable to lending institutions with respect to credit facilities available to us;

•	all of our noncontingent obligations (1) for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (2) under interest rate swaps, caps, collars,

options and similar arrangements, and (3) under any foreign exchange contract, currency swap agreement, futures contract, currency option contract or other foreign currency hedge;

•	all of our obligations under leases for real estate, facilities, equipment or related assets, whether or not capitalized (including, without limitation, synthetic leases), entered into or leased for financing purposes;

•	any liabilities of others described in the preceding clauses that we have guaranteed or which are otherwise our legal liability; and

•	renewals, extensions, refundings, refinancings, restructurings, amendments and modifications of any such indebtedness or guarantee.

      Notwithstanding the foregoing, “senior indebtedness” shall not include:

•	indebtedness evidenced by our existing convertible subordinated notes due 2007;

•	indebtedness or other obligations of ours that by its terms ranks equal or junior in right of payment to the notes;

•	indebtedness evidenced by the notes;

•	indebtedness of Emulex that by operation of law is subordinate to any general unsecured obligations of Emulex;

•	accounts payable or other liabilities owed or owing by Emulex to trade creditors, including guarantees thereof or instruments evidencing such liabilities;

•	amounts owed by Emulex for compensation to employees or for services rendered to Emulex;

•	indebtedness of Emulex to any subsidiary or any other affiliate of Emulex or any of such affiliate’s subsidiaries;

•	capital stock of Emulex;

•	indebtedness evidenced by any guarantee of any indebtedness ranking equal or junior in right of payment to the notes; and

•	indebtedness which, when incurred and without respect to any election under Section 1111(b)of Title 11 of the United States Code, is without recourse to Emulex.

      The notes are effectively subordinated to all liabilities, including trade payables and lease obligations, if any, of our subsidiaries. Any right by us to receive the assets of any of our subsidiaries upon the liquidation or reorganization thereof, and the consequent right of the holders of the notes to participate in these assets, will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors) except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

      Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory, contractual or other restrictions and are dependent upon the earnings or financial condition of those subsidiaries and subject to various business considerations. As a result, we may be unable to gain access to the cash flow or assets of our subsidiaries.

      The indenture does not limit the amount of additional indebtedness, including senior indebtedness, which we can create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee. We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by it in connection with its duties relating to the notes. The trustee’s claims for such payments will generally be senior to those of the holders of the notes in respect of all funds collected or held by trustee.

Events of Default

      Each of the following constitutes an event of default under the indenture:

1. our failure to pay when due the principal amount of the notes at maturity, upon redemption or exercise of a purchase right or otherwise, whether or not such payment is prohibited by the subordination provisions of this indenture;

2. our failure to pay an installment of accrued and unpaid interest, and additional interest, if any, on any of the notes that continues for 30 days after the date when due, whether or not such payment is prohibited by the subordination provisions of this indenture;

3. our failure to deliver shares of common stock, together with cash instead of fractional shares, when those shares of common stock or cash instead of fractional shares are required to be delivered upon conversion of a note, and failure continues for ten days;

4. our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 30 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

5. our failure to timely provide notice of a change in control for a period of 5 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

6. our failure to make any payment by the end of the applicable grace period, if any, after the maturity of any indebtedness for borrowed money in an amount in excess of $25 million, or there is an acceleration of indebtedness for borrowed money in an amount in excess of $25 million because of a default with respect to such indebtedness without such indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled, in either case, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amounts of the notes then outstanding;

7. certain events of our bankruptcy, insolvency or reorganization or that of any significant subsidiaries; and

8. our filing of, or any of our significant subsidiaries’ filing of, a voluntary petition seeking liquidation, reorganization, arrangement, readjustment of debts or for any other relief under the federal bankruptcy code.

      The indenture provides that the trustee shall, within 90 days of the occurrence of an event of default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or interest on, any of the notes when due or in the payment of any purchase obligation.

      If an event of default specified in clause (7) or clause (8) above occurs and is continuing, then automatically the principal of all the notes and the interest thereon shall become immediately due and payable. If an event of default shall occur and be continuing, other than with respect to clause (7) or clause (8) above, the default not having been cured or waived as provided under “— Modifications and Waiver,” the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount plus accrued and unpaid interest, and additional interest, if any, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding upon the conditions provided in the indenture.

      The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to receive from the holders of notes reasonable security or indemnity satisfactory to the trustee against any loss, liability or expense before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding through their written consent may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

      We will be required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Consolidation, Mergers and Sales of Assets

      We may, without the consent of the holders of notes, consolidate with, merge into or transfer all or substantially all of our assets to any corporation, limited liability company, partnership or trust organized under the laws of the United States or any of its political subdivisions provided that:

•	we are the resulting or surviving corporation or the successor, transferee or lessee, if other than us, (1) is a corporation organized and existing under the laws of the United States or any State of the United States and (2) assumes all our obligations under the indenture and the notes;

•	at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

•	an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger or transfer complies with the provisions of the indenture, have been delivered to the trustee.

Modifications and Waiver

      Modifications and amendments to the indenture or to the terms and conditions of the notes may be made, and noncompliance by us may be waived, with the written consent of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding or by the adoption of a resolution at a meeting of holders at which a quorum is present by at least a majority in aggregate principal amount of the notes represented at the meeting. However, the indenture, including the terms and conditions of the notes, may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

•	adding to our covenants for the benefit of the holders of notes;

•	surrendering any right or power conferred upon us;

•	providing for conversion rights of holders of notes if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

•	reducing the conversion price, provided that the reduction will not adversely affect the interests of holders of notes in any material respect;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	making any changes or modifications to the indenture necessary in connection with the registration of the notes under the Securities Act as contemplated by the registration rights agreement, provided that this action does not adversely affect the interests of the holders of the notes in any material respect;

•	curing any ambiguity, omission, inconsistency or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of the notes in any material respect;

•	adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes in any material respect;

•	complying with the requirements regarding merger or transfer of assets; or

•	providing for uncertificated notes in addition to the certificated notes so long as such uncertificated notes are in registered form for purposes of the Internal Revenue Code of 1986, as amended.

      Notwithstanding the foregoing, no modification or amendment to, or any waiver of, any provisions of the indenture may, without the written consent of the holder of each note affected:

•	change the maturity of the principal of or any installment of interest on any note;

•	reduce the principal amount of, or interest on, any note or the amount payable upon redemption or purchase of any note;

•	reduce the interest rate or interest on any note;

•	change the currency of payment of principal of, or interest on any note;

•	impair the right to institute suit for the enforcement of any payment on or with respect to, or conversion of, any note;

•	modify our obligation to purchase notes at the option of holders or our right to redeem notes, in a manner adverse to the holders of notes;

•	modify the subordination provisions of the notes in a manner adverse to the holders of the notes;

•	except as otherwise permitted or contemplated by provisions of the indenture concerning corporate reorganizations, adversely affect the purchase option of holders upon a change in control or the conversion rights of holders of the notes; or

•	reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default.

Satisfaction and Discharge

      We may discharge our obligations under the indenture while notes remain outstanding, subject to certain conditions, if:

•	all outstanding notes will become due and payable at their scheduled maturity within one year; or

•	all outstanding notes are scheduled for redemption within one year,

and, in either case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption; provided that we shall remain obligated to issue shares upon conversion of the notes.

Global Notes; Book-Entry; Form

      We initially issued the notes in the form of one or more global securities. The global security was deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You will hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

      DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

      DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

      We expect that pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the initial purchasers. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

      Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

      So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

      We will make payments of principal of, and interest (including any additional interest) on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

      We expect that DTC or its nominee, upon receipt of any payment of principal of, or interest (including any additional interest) on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

      Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

      DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required, as set forth under the “Transfer Restrictions.”

      Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Information Concerning the Trustee and Transfer Agent

      U.S. Bank National Association, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes. Mellon Investor Services, LLC is the transfer agent and registrar for our common stock. The trustee, the transfer agent or their affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Governing Law

      The indenture and the notes will be governed by, and construed in accordance with, the law of the State of New York.

Registration Rights

      The following description is a summary of the material terms of the registration rights agreement. You should refer to the registration rights agreement and the notes for a full description of the registration rights that apply to the notes.

      We have filed this shelf registration statement under the Securities Act, of which this prospectus constitutes a part, to register resales of the notes and the shares of common stock into which the notes are convertible. The notes and the common stock issuable upon conversion of the notes are referred to collectively as “registrable securities.” We will use our commercially reasonable efforts to keep this shelf registration statement effective until the earliest of:

(1) two years from the date we file the shelf registration statement;

(2) the date when all registrable securities shall have been registered under the Securities Act and disposed of; and

(3) the date on which all registrable securities held by non-affiliates are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act.

      A holder of registrable securities that sells registrable securities pursuant to the shelf registration statement generally will be required to provide information about itself and the specifics of the sale, be named as a selling securityholder in the related prospectus, deliver a prospectus to purchasers, be subject to relevant civil liability provisions under the Securities Act in connection with such sales and be bound by the provisions of the registration rights agreement which are applicable to such holder.

      If the shelf registration statement ceases to be effective or the shelf registration statement or the prospectus ceases to be usable in accordance with and during the periods specified in the registration rights agreement (subject to certain exceptions), additional interest will accrue on the notes that are registrable securities in addition to the rate set forth in the title of the notes, from and including the date on which any such registration default occurs to, but excluding, the date on which the registration default has been cured, at the rate equal to:

•	0.25% per annum of the principal amount to and including the 90th day following such registration default; and

•	0.50% per annum of the principal amount from and after the 91st day following such registration default.

      However, a registration default shall be deemed not to have occurred and be continuing in relation to the shelf registration statement or the related prospectus if we proceed promptly and in good faith to amend or supplement the shelf registration statement and related prospectus so as to cure any defects that cause it not to be usable; provided, however, that in any case if a registration default occurs (i) for a period in excess of 45 days in any 90 day period or (ii) for an aggregate of 90 days in any 12 month period, additional interest shall be payable in accordance with the preceding sentence from the day such registration default occurs until such registration default is cured. In addition, pursuant to the terms of the registration rights agreement, in the sole event that the SEC does not permit us to include a holder as a selling stockholder in the shelf registration statement after it has been declared effective and we are required to file a new registration statement, we will not be deemed to be in default from the date we are notified by the SEC until the date the new registration statement is declared effective.

      We have given notice of our intention to file the shelf registration statement, which we refer to as a filing notice, to each of the holders of the notes.

      We will give notice to all holders who have provided us with the notice and questionnaire described below of the effectiveness of the shelf registration statement. You are required to complete the notice and questionnaire prior to any intended distribution of your registrable securities pursuant to the shelf registration statement. We refer to this form of notice and questionnaire as the “questionnaire.” You are required to deliver the questionnaire prior to the effectiveness of the shelf registration statement so that you can be named as a selling securityholder in the prospectus. Upon receipt of your completed questionnaire after the effectiveness of the shelf registration statement, we will, as promptly as practicable, file any amendments or supplements to the shelf registration statement so that you may use the prospectus.

      We will pay all registration expenses of the shelf registration, provide each holder that is selling registrable securities pursuant to the shelf registration statement copies of the shelf registration statement and related prospectus and take other actions as are required to permit, subject to the foregoing, unrestricted resales of the registrable securities.

DESCRIPTION OF CAPITAL STOCK

      Our authorized capital stock consists of 240,000,000 shares of common stock, par value $0.10, and 1,000,000 shares of preferred stock, par value $0.01. The following description of our capital stock and certain provisions of our Certificate of Incorporation, and Bylaws, both as amended, is a summary and is qualified in its entirety by the provisions of our Certificate and Bylaws.

Common Stock

      As of September 20, 2004, there were 82,593,633 shares of our common stock outstanding that were held of record by approximately 470 stockholders. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to the exceptions specified below, our stockholders are entitled to cumulate their votes in the election of directors and may cast all of their votes so determined for one person, or spread their votes among two or more persons as they see fit. No stockholder is entitled to cumulate votes for a given candidate for director unless such candidate’s name has been placed in nomination prior to the voting and the stockholder has given notice at the meeting, prior to the voting, of the stockholder’s intention to cumulate his or her votes. If any one stockholder has given such notice, all stockholders may cumulate their votes for candidates in nomination.

      Subject to preferences that may be granted to any then outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor as well as any distributions to the stockholders. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all of our assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of our common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

      Our Certificate of Incorporation authorizes our board of directors to issue up to 1,000,000 shares of preferred stock without any vote or action by our stockholders. Our board of directors may issue preferred stock in one or more series and determine the dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund terms and the designation of, and the number of shares constituting each series. The preferred stock that can be authorized by our board of directors could have preference over our common stock with respect to dividends and other distributions and upon our liquidation. In addition, the voting power of our outstanding common stock may become diluted in the event that our board of directors issues preferred stock with voting rights.

      In connection with our rights agreement, described below, our board of directors has designated and reserved for issuance 150,000 shares of Series A Junior Participating Preferred Stock, par value $0.01 per share. We may issue these shares of Series A Junior Participating Preferred Stock under certain circumstances if, as discussed below, the rights distributed to our stockholders pursuant to our rights agreement become exercisable. We have no present plans to issue, or reserve for issuance, any other series of preferred stock.

Anti-Takeover Effects of Provisions of Our Charter, Bylaws, Rights Agreement and Delaware Law

Certificate of Incorporation and Bylaws

      Our Certificate of Incorporation provides that our board of directors may issue, without stockholder action, up to 1,000,000 shares of preferred stock with voting or other rights. As described above, our board of directors has designated 150,000 shares of preferred stock as Series A Junior Participating Preferred Stock in connection with a rights agreement. Our Bylaws provide that only our President, our board of directors and the Chairman of our board of directors may call a special meeting of stockholders.

      These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or of our management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies furnished by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

Rights Agreement

      Emulex has a rights agreement with Chase Mellon Shareholder Services LLC as rights agent. The following description of the rights agreement is qualified in its entirety by reference to the terms and conditions of the rights agreement. Under the rights agreement, rights attach to each share of Emulex common stock outstanding and, when they become exercisable, entitle the registered holder to purchase, from Emulex, a unit consisting of one one-hundredth of a share of Series A Junior Participating Preferred stock, par value $0.01 per share at a price of $300.00 per unit subject to adjustment.

      The rights will become exercisable if:

•	a person or a group of affiliated or associated persons (an “Acquiring Person”) has acquired or obtained the right to acquire 20% or more of our common stock then outstanding; or

•	a person becomes the beneficial owner of 30% or more of the then outstanding shares of our common stock; or

•	an Acquiring Person engages in one or more self-dealing transactions with us; or

•	an event occurs resulting in an Acquiring Person’s interest being increased by more than 1%.

      These rights will expire on January 19, 2009 (the “Expiration Date”) unless the date is extended or unless the rights are earlier redeemed or exchanged by us as summarized below. Upon exercise and payment of the purchase price for the rights, the rights holder (other than an Acquiring Person) will have the right to receive our common stock (or, in certain circumstances, cash, property or other securities of ours) equal to two times the purchase price. Emulex is entitled to redeem all, but not less than all, of the then-outstanding rights at a redemption price of $0.01 per right, subject to adjustment, at any time prior to the close of business on the Expiration Date, or 10 days following the time that a person has acquired beneficial ownership of 20% or more of the shares of our stock then outstanding.

      The rights may have anti-takeover effects. The rights will cause substantial dilution to a person or group of persons that attempts to acquire Emulex on terms not approved by our board of directors. The rights should not interfere with any merger or other business combination approved by our board of directors prior to the time that a person or group has acquired such 20% beneficial ownership since the rights may be redeemed or amended by our board of directors until that time.

Delaware Law

      We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with an “interested stockholder” for a period of three years following the date that such stockholder became an interested stockholder, unless:

•	the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, prior to the date the interested stockholder attained that status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned (i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

      In general, Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

      In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

U.S. FEDERAL TAX CONSIDERATIONS

      This section summarizes the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and of common stock into which the notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on the provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof, which are subject to change, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (“IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring or holding the notes or common stock. The summary generally applies only to investors that purchase notes in the initial offering at their issue price and hold the notes or common stock as “capital assets” (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Internal Revenue Code (the “Code”) or a U.S. holder whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, insurance companies, tax-exempt organizations, and persons holding notes or common stock as part of a hedging or conversion transaction or straddle or persons deemed to sell notes or common stock under the constructive sale provisions of the Code) may be subject to special rules. Finally, the summary does not describe the effect of the federal estate and gift tax laws or the effects of any applicable foreign, state or local laws. We assume, for purposes of this summary, that the notes are securities as defined in the Code.

      INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE OR LOCAL LAWS, AND TAX TREATIES.

U.S. Holders

      As used herein, the term “U.S. Holders” means beneficial owners of notes or common stock that for U.S. federal income tax purposes are (1) citizens or residents of the United States, (2) corporations, or entities treated as corporations for United States federal income tax purposes, organized under the laws of the United States or any State of the United States or the District of Columbia, or (3) estates the income of which is subject to U.S. federal income taxation regardless of its source. Trusts are U.S. Holders if they are (1) subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (2) have a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Holder” is a beneficial owner of notes or shares of common stock that is not a U.S. Holder. If a partnership or other flow-through entity is a beneficial owner of a note (or common stock acquired upon conversion of a note), the tax treatment of a partner in the partnership or an owner of the entity will depend upon the status of the partner or other owner and the activities of the partnership or other entity.

Taxation of Interest

      U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of accounting. In general, if the terms of a debt instrument entitle a holder to receive payments other than fixed periodic interest that exceed the issue price of the instrument, the holder may be required to recognize additional amounts as “original issue discount” over the term of the instrument. We believe that the notes will not be issued with original issue discount for U.S. federal income tax purposes other than de minimis original issue discount. U.S. Holders must include such de minimis original issue discount as capital gain when principal payments are made on the notes.

We may be required to make payments of additional interest to holders of the notes if we do not file or cause to be declared, or keep, effective a registration statement, as described under “Description of Notes — Registration Rights.” We believe that there is only a remote possibility that we would be required to pay additional interest and therefore do not intend to treat the notes as subject to the special rules governing certain “contingent payment” debt instruments (which, if applicable, would affect the timing, amount and character of income with respect to a note). Our determination in this regard, while not binding on the IRS, is binding on U.S. Holders unless they disclose their contrary position on their tax returns for the year during which they acquire their notes. If, contrary to expectations, we pay additional interest while the notes are outstanding or after conversion, U.S. Holders might be required to recognize additional ordinary income in accordance with their methods of tax accounting.

Sale, Exchange, Redemption or Other Disposition of Notes

      A U.S. Holder will generally recognize capital gain or loss if the holder disposes of a note in a sale, exchange, redemption or other disposition other than a conversion of the note into common stock. The holder’s gain or loss will equal the difference between the proceeds received by the holder (other than amounts attributable to accrued but unpaid interest not previously included in income) and the holder’s adjusted tax basis in the note. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the note. The holder’s tax basis in the note will generally equal the amount the holder paid for the note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the holder has not previously included the accrued interest in income. The gain or loss recognized by a holder on a disposition of the note will be long-term capital gain or loss if the holder held the note for more than one year or short-term capital gain or loss if the holder held the note for one year or less. Long-term capital gains of non-corporate taxpayers are currently taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitation.

Conversion of Notes

      A U.S. Holder generally will not recognize any income, gain or loss on converting a note into common stock. If the holder receives cash in lieu of a fractional share of stock, however, the holder would be treated as if he received the fractional share and then had the fractional share redeemed for the cash. The holder would recognize gain or loss equal to the difference between the cash received and that portion of his basis in the stock attributable to the fractional share. The gain or loss should be capital gain or loss and should be taxable as described under “Sale, Exchange, Redemption or Other Disposition of Notes,” above. The holder’s aggregate basis in the common stock received on conversion of a note will equal his adjusted basis in the note at the time of conversion (reduced by any basis allocable to a fractional share interest for which he received cash). The holder’s holding period for the stock will include the period during which he held the note.

Dividends

      As discussed in “Dividend Policy,” we do not anticipate paying any cash dividends in the foreseeable future. However, if, after a U.S. Holder converts a note into common stock, we make a distribution in respect of that stock from our current or accumulated earnings and profits as determined under U.S. federal income tax principles, the distribution will be treated as a dividend and will be includible in a U.S. Holder’s income as it is paid. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the holder’s investment, up to the holder’s basis in its common stock; any remaining excess will be treated as capital gain. If the U.S. Holder is a U.S. corporation, it will generally be able to claim a deduction equal to a portion of any dividends received. U.S. Holders who are individuals and who receive dividends that are treated as “qualified dividend income” will be taxed at a maximum rate of 15%. Qualified dividend income for these purposes generally includes dividends received or accrued in taxable years beginning before January 1, 2009 with respect to our stock held by a U.S. Holder for more than 60 days during the 120-day period beginning on the date which is 60 days before the date on which such stock becomes ex-dividend with respect to such dividend and which is not an amount which the U.S. Holder takes into account as investment income under Code Section 163(d)(4)(B). Dividends received or accrued by U.S. Holders who are not individuals, or dividends received or accrued which do not constitute qualified dividend income, will be subject to tax at ordinary income tax rates.

      The terms of the notes allow for changes in the conversion rate of the notes in certain circumstances. A change in conversion rate that allows note holders to receive more shares of common stock on conversion may increase the note holders’ proportionate interests in our earnings and profits or assets. In that case, the note holders may be treated as though they received a dividend in the form of our stock. Such a constructive stock dividend could be taxable to the note holders, although they would not actually receive any cash or other property. A taxable constructive stock dividend could result, for example, if the conversion rate is adjusted to compensate note holders for distributions of cash or property to our stockholders. Not all changes in conversion rate that allow note holders to receive more stock on conversion, however, result in dividend treatment. For instance, a change in conversion rate could simply prevent the dilution of the note holders’ interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to bona fide reasonable adjustment formula, are not treated as constructive stock dividends. Conversely, if an event occurs that dilutes the note holders’ interests and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock dividend to them. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion rate would be treated like dividends paid in cash or other property. They would result in a taxable dividend to the recipient to the extent of our current or accumulated earnings and profits, with any excess treated first as a tax-free return of capital and thereafter as capital gain.

Sale, Exchange or Other Disposition of Common Stock

      A U.S. Holder will generally recognize capital gain or loss on a sale, exchange or other disposition of common stock. The holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s adjusted tax basis in the stock. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a holder on a sale, exchange or other disposition of stock will be long-term capital gain or loss if the holder held or is deemed to have held the stock for more than one year. The holder’s adjusted tax basis and holding period in common stock received upon a conversion of a note are determined as discussed above under “Conversion of Notes.” The deductibility of capital losses is subject to certain limitations.

Non-U.S. Holders

      The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder (as defined above).

Taxation of Interest

      Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30%, collected by means of withholding by the payor. Payments of interest on the notes to most Non-U.S. Holders, however, will qualify as “portfolio interest,” and thus will be exempt from the withholding tax, if the holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to a Non-U.S. Holder that:

•	owns, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	is a “controlled foreign corporation” for an uninterrupted period of at least 30 days during its taxable year with respect to which we are, directly or indirectly, a “related person;” or

•	is a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business.

      In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation’s voting stock.

      If the portfolio interest exception does not apply, payments of interest to a nonresident person or entity might be subject to withholding tax at a 30% rate, or might be subject to withholding tax at a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence.

      The portfolio interest exception, entitlement to treaty benefits and several of the special rules for Non-U.S. Holders described below apply only if the holder certifies its nonresident status. A Non-U.S. Holder can meet this certification requirement by providing a Form W-8BEN or appropriate substitute form to us or our paying agent. If the holder holds the note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership or other flowthrough entity, the certification requirements generally apply to the partners or other owners rather than to the partnership or other entity, and the partnership or other entity must provide the partners’ or other owners’ documentation to us or our paying agent.

Sale, Exchange, Redemption or Other Disposition of Notes or Common Stock

      Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, redemption or other disposition of notes (except with respect to accrued and unpaid interest, which would be taxable as described above) or any gain realized on the sale, exchange or other disposition of common stock unless:

•	the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business;

•	the Non-U.S. Holder was a citizen or resident of the United States and is subject to special rules that apply to expatriates;

•	the rules of the Foreign Investment in Real Property Tax Act (or FIRPTA) (described below) apply; or

•	subject to certain exceptions, the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition.

      The FIRPTA rules may apply to a sale, exchange, redemption or other disposition of notes or sale, exchange or other disposition of common stock if we are, or were at any time during the five years before the disposition, a “U.S. real property holding corporation” (or USRPHC). In general, we would be a USRPHC if interests in U.S. real estate comprised most of our assets. We do not believe that we are a USRPHC or that we will become one in the future.

Conversion of Notes

      A Non-U.S. Holder generally will not recognize any income, gain or loss on converting a note into common stock. Any gain recognized as a result of the holder’s receipt of cash in lieu of a fractional share of stock would also generally not be subject to U.S. federal income tax. See “— Non-U.S. Holders — Sale, Exchange, Redemption or Other Disposition of Notes or Common Stock” above.

Dividends and Other Potential Withholding

      Dividends paid to a Non-U.S. Holder on common stock received on conversion of a note (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued on conversion, see “U.S. Holders — Dividends” above) will generally be subject to U.S. withholding tax at a 30% rate. However, the withholding tax might not apply, or might apply at a reduced rate, under the terms of an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. A Non-U.S. Holder should demonstrate its entitlement to treaty benefits by certifying its nonresident status on a properly executed Form W-8BEN or appropriate substitute form. Some of the common ways of meeting this requirement are described above under “— Non-U.S. Holders — Taxation of Interest.”

      As more fully described under “Description of Notes — Registration Rights,” upon the occurrence of certain enumerated events we may be required to pay additional interest to you. Payments of such additional interest may be subject to U.S. federal withholding tax. Holders should contact their tax advisors concerning the tax treatment of receipt of such additional interest.

Income or Gains Effectively Connected With a U.S. Trade or Business

      The preceding discussion of the tax considerations of the purchase, ownership or disposition of notes or common stock by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes, dividends on common stock, or gain from the sale, exchange, redemption or other disposition of the notes or stock is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder, then the income or gain will be subject to U.S. federal income tax at the regular graduated rates. If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain would generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of interest or dividends that are effectively connected with a U.S. trade or business, and therefore included in the gross income of a Non-U.S. Holder, will not be subject to the 30% withholding tax provided that the holder claims exemption from withholding. To claim exemption from withholding, the holder must certify its qualification, which can be done by filing a Form W-8ECI. If the Non-U.S. Holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business would generally be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.

Backup Withholding and Information Reporting

      The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient is not otherwise exempt and fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The backup withholding tax rate is currently 28%. The backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

      Payments of interest on notes or dividends on common stock to individual U.S. Holders of notes or common stock will generally be subject to information reporting, and will be subject to backup withholding unless the holder provides us or our paying agent with a correct taxpayer identification number and complies with applicable certification requirements.

      Payments to Non-U.S. Holders of dividends on common stock, or interest on notes, will generally not be subject to backup withholding. To avoid backup withholding, a Non-U.S. Holder will have to certify its nonresident status. Some of the common means of doing so are described under “Non-U.S. Holders —

Taxation of Interest.” We must report annually to the IRS the interest and/or dividends paid to each Non-U.S. Holder and the tax withheld, if any, with respect to such interest and/or dividends including any tax withheld under the rules described above under “— Non-U.S. Holders — Taxation of Interest” and “Non-U.S. Holders — Dividends and Other Potential Withholding.” Copies of these reports may be made available to tax authorities in the country where the Non-U.S. Holder resides.

      Payments made to U.S. Holders by a broker upon a sale of notes or common stock will generally be subject to information reporting and backup withholding. If the sale is made through a foreign office of a foreign broker, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

      Payments made to Non-U.S. Holders by a U.S. or U.S.-related broker upon a sale of notes or common stock will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its foreign status, the payor does not have actual knowledge or reason to know that the Non-U.S. Holder is a United States person, as defined under the Code, or the holder otherwise establishes an exemption.

      Any amounts withheld from a payment to a holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder; provided that the required information is furnished to the IRS in a timely manner.

      THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR NOTES OR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

LEGAL MATTERS

      The validity of the notes and shares of common stock issuable upon conversion of the notes offered by this prospectus will be passed upon for us by Jeffer, Mangels, Butler & Marmaro LLP, Los Angeles, California.

EXPERTS

      The consolidated financial statements and schedule of Emulex Corporation and subsidiaries as of June 27, 2004 and June 29, 2003, and for each of the years in the three-year period ended June 27, 2004, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the Emulex Corporation June 27, 2004 consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” effective July 1, 2002.

      The financial statements of Vixel Corporation as of December 29, 2002 and December 30, 2001 and for each of the three years in the period ended December 29, 2002 incorporated in this prospectus by reference to Emulex Corporation’s Current Report on Form 8-K/A dated November 13, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

      The following statement sets forth the estimated amounts of expenses to be borne by us in connection with the offering described in this Registration Statement:

Securities and Exchange Commission Registration Fee	$65,567
New York Stock Exchange filing fee	$2,500
Legal Fees and Expenses	$25,000
Accounting fees and expenses	$17,500
Miscellaneous expenses	$—

Total	$110,567

Item 15.	Indemnification of Directors and Officers.

      As permitted by Section 145 of the Delaware General Corporation Law (“Section 145”), the Registrant’s Certificate of Incorporation provides that the directors will not be liable to the Registrant or to any stockholder for monetary damages for breach of fiduciary duty as a director, to the full extent that such limitation or elimination of liability is permitted under Delaware law.

      Also as permitted by Section 145, the Registrant’s Bylaws provide that the Registrant will indemnify its directors and officers to the full extent permitted under Delaware law. Pursuant to the Bylaws and Section 145, the Registrant will indemnify each director and officer against any liability incurred in connection with any action, suit, proceeding or investigation in which he may be involved by reason of serving in such capacity at the request of the Registrant.

      Each director and officer is also entitled to indemnification against costs and expenses (including attorneys’ fees) incurred in defending or investigating any action, suit, proceeding or investigation in which he may be involved by reason of serving in such capacity at the request of the Registrant. The Bylaws and indemnity agreements entered into between the Registrant and each of its directors require the Registrant to advance funds to a director or officer for such costs and expenses (including attorneys’ fees) upon receipt of an undertaking in writing by such director or officer to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified. Notwithstanding the foregoing, no advance shall be made by the Registrant if a determination is reasonably and promptly made by the Registrant’s board of directors by a majority vote of a quorum of disinterested directors, or (if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs) by independent legal counsel, that based upon the facts known to the Registrant’s board of directors or counsel at the time such determination is made: (i) the director or officer acted in bad faith or deliberately breached his duty to the Registrant or its stockholders; and (ii) as a result of such actions by the director or officer, it is more likely than not that it will ultimately be determined that such director or officer is not entitled to indemnification.

      The indemnification and advancement of expenses provided by the Bylaws and any indemnity agreements are not exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled under the Bylaws, indemnity agreements, any vote of stockholders or disinterested directors or otherwise. The indemnification and advancement of expenses provided by the Bylaws and the indemnity agreements continue as to a person who has ceased to be a director or officer and inure to the benefit of the heirs, executors and administrators of such a person.

      The Registrant has purchased a directors’ and officers’ liability insurance policy insuring directors and officers of the Registrant against any liability asserted against such person and incurred by such person in any such capacity, whether or not the Registrant would have the power to indemnify such person against such liability under the Bylaws or any indemnity agreement.

Item 16.	Exhibits.

      The following exhibits are filed as part of this Registration Statement:

Exhibit
Number	Description

3.1	Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for 1997).
3.2	Certificate of Amendment of Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.4 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2000).
3.3	Bylaws of the Company, as amended (incorporated by reference to Exhibit 3.3 to the Company’s quarterly report on form 10-Q for the quarterly period ended September 29, 2002).
3.4	Amendment to Bylaws of the Company adopted by the Board of Directors on March 2, 2001 (incorporated by reference to Exhibit 3.4 to the Company’s 2002 Annual Report on Form 10-K).
3.5	Certificate of Designations of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 4 to the Company’s Current Report on Form 8-K filed February 2, 1989).
4.1	Rights Agreement, dated January 19, 1989, as amended (incorporated by reference to Exhibit 4 to the Company’s Current Report on Form 8-K filed February 2, 1989).
4.2	Certificate regarding extension of Final Expiration Date of Rights Agreement dated January 18, 1999 (incorporated by reference to Exhibit 4.2 of Amendment No. 2 to the Registration Statement on Form S-3, filed on May 17, 1999).
4.3	Form of 1.75% Convertible Subordinated Note due February 1, 2007 (incorporated by reference to Exhibit 4.8 to the Registration Statement on Form S-3, filed on April 26, 2002).
4.4	Indenture between the Company, as Issuer, and State Street Bank and Trust Company of California, N.A., as Trustee, dated January 29, 2002, related to the Company’s 1.75% Convertible Subordinated Notes due February 1, 2007 (incorporated by reference to Exhibit 4.9 to the Registration Statement on Form S-3, filed on April 26, 2002).
4.5	Registration Rights Agreement between the Company and Credit Suisse First Boston Corporation dated January 29, 2002, related to the Company’s 1.75% Convertible Subordinated Notes due February 1, 2007 (incorporated by reference to Exhibit 4.10 to the Registration Statement on Form S-3, filed on April 26, 2002).
4.6	Form of 0.25% Convertible Subordinated Note due December 15, 2023 (incorporated by reference to Exhibit 4.6 to the Company’s quarterly report on for 10-Q for the quarterly period ended December 28, 2003).
4.7	Indenture between the Company, as Issuer, and U.S. Bank National Association, as Trustee, dated December 12, 2003, related to the Company’s 0.25% Convertible Subordinated Notes due December 15, 2023 (incorporated by reference to Exhibit 4.7 to the Company’s quarterly report on for 10-Q for the quarterly period ended December 28, 2003).
4.8	Registration Rights Agreement between the Company and Credit Suisse First Boston Corporation, as representative of the initial purchasers, dated December 12, 2003, related to the Company’s 0.25% Convertible Subordinated Notes due December 15, 2023 (incorporated by reference to Exhibit 4.8 to the Company’s quarterly report on for 10-Q for the quarterly period ended December 28, 2003).
5.1	Opinion of Jeffer, Mangels, Butler & Marmaro LLP as to legality of securities being registered.(1)
12.1	Statement regarding computation of ratio of earnings to fixed charges.
23.1	Consent of Independent Registered Public Accounting Firm — KPMG LLP
23.2	Consent of Jeffer, Mangels, Butler & Marmaro LLP (reference is made to Exhibit 5.1).(1)
23.3	Consent of Independent Registered Public Accounting Firm — PricewaterhouseCoopers LLP
24.1	Power of Attorney (contained on page II-2).(1)
25.1	Statement of Eligibility of Trustee.(1)

(1)	Filed previously.

Item 17.	Undertakings.

      The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities as that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, State of California, on the 23rd day of September, 2004.

EMULEX CORPORATION

By:	/s/ PAUL F. FOLINO

Paul F. Folino,
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul F. Folino and Robert H. Goon, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PAUL F. FOLINO Paul F. Folino	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	September 23, 2004

* Fred B. Cox	Chairman Emeritus of the Board and Director Chief Financial Officer	September 23, 2004

/s/ MICHAEL J. ROCKENBACH Michael J. Rockenbach	(Principal Financial Officer and Accounting Officer)	September 23, 2004

* Michael P. Downey	Director	September 23, 2004

* Bruce C. Edwards	Director	September 23, 2004

* Robert H. Goon	Director	September 23, 2004

Signature		Title	Date

* Don M. Lyle		Director	September 23, 2004

*By:	/s/ PAUL F. FOLINO Paul F. Folino, as attorney-in-fact

INDEX TO EXHIBITS

Exhibit
Number	Description

3.1	Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for 1997).
3.2	Certificate of Amendment of Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.4 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2000).
3.3	Bylaws of the Company, as amended (incorporated by reference to Exhibit 3.3 to the Company’s quarterly report on form 10-Q for the quarterly period ended September 29, 2002).
3.4	Amendment to Bylaws of the Company adopted by the Board of Directors on March 2, 2001 (incorporated by reference to Exhibit 3.4 to the Company’s 2002 Annual Report on Form 10-K).
3.5	Certificate of Designations of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 4 to the Company’s Current Report on Form 8-K filed February 2, 1989).
4.1	Rights Agreement, dated January 19, 1989, as amended (incorporated by reference to Exhibit 4 to the Company’s Current Report on Form 8-K filed February 2, 1989).
4.2	Certificate regarding extension of Final Expiration Date of Rights Agreement dated January 18, 1999 (incorporated by reference to Exhibit 4.2 of Amendment No. 2 to the Registration Statement on Form S-3, filed on May 17, 1999).
4.3	Form of 1.75% Convertible Subordinated Note due February 1, 2007 (incorporated by reference to Exhibit 4.8 to the Registration Statement on Form S-3, filed on April 26, 2002).
4.4	Indenture between the Company, as Issuer, and State Street Bank and Trust Company of California, N.A., as Trustee, dated January 29, 2002, related to the Company’s 1.75% Convertible Subordinated Notes due February 1, 2007 (incorporated by reference to Exhibit 4.9 to the Registration Statement on Form S-3, filed on April 26, 2002).
4.5	Registration Rights Agreement between the Company and Credit Suisse First Boston Corporation dated January 29, 2002, related to the Company’s 1.75% Convertible Subordinated Notes due February 1, 2007 (incorporated by reference to Exhibit 4.10 to the Registration Statement on Form S-3, filed on April 26, 2002).
4.6	Form of 0.25% Convertible Subordinated Note due December 15, 2023 (incorporated by reference to Exhibit 4.6 to the Company’s quarterly report on for 10-Q for the quarterly period ended December 28, 2003).
4.7	Indenture between the Company, as Issuer, and U.S. Bank National Association, as Trustee, dated December 12, 2003, related to the Company’s 0.25% Convertible Subordinated Notes due December 15, 2023 (incorporated by reference to Exhibit 4.7 to the Company’s quarterly report on for 10-Q for the quarterly period ended December 28, 2003).
4.8	Registration Rights Agreement between the Company and Credit Suisse First Boston Corporation, as representative of the initial purchasers, dated December 12, 2003, related to the Company’s 0.25% Convertible Subordinated Notes due December 15, 2023 (incorporated by reference to Exhibit 4.8 to the Company’s quarterly report on for 10-Q for the quarterly period ended December 28, 2003).
5.1	Opinion of Jeffer, Mangels, Butler & Marmaro LLP as to legality of securities being registered.(1)
12.1	Statement regarding computation of ratio of earnings to fixed charges.
23.1	Consent of Independent Registered Public Accounting Firm — KPMG LLP.
23.2	Consent of Jeffer, Mangels, Butler & Marmaro LLP (reference is made to Exhibit 5.1).(1)
23.3	Consent of Independent Registered Public Accounting Firm — PricewaterhouseCoopers LLP.
24.1	Power of Attorney (contained on page II-2).(1)
25.1	Statement of Eligibility of Trustee.(1)

(1)	Filed previously.